Premiere Global Services, Inc.

3280 Peachtree Road, NE

The Terminus Building

Suite 1000

Atlanta, Georgia 30305

April 27, 2015

Dear Fellow Shareholders:

On behalf of the board of directors and management of Premiere Global Services, Inc., or PGi, you are cordially invited to our 2015 annual meeting of shareholders to be held on Wednesday, June 17, 2015 at 8:30 a.m., MDT, at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

As described in the accompanying notice of annual meeting and proxy statement, at this year’s annual meeting, in addition to the election of all of our directors and ratification of our independent auditors for 2015, you will be asked to approve, on a non-binding advisory basis, the compensation of our named executive officers, which is commonly referred to as a “say-on-pay” proposal. Our board’s recommendation on these items is set forth in the proposals in our accompanying proxy statement, and your support is important.

In 2014, we continued to accelerate our transition toward a software model, generating 58% year-over-year SaaS revenue growth and exiting the year with more than 12% of our total revenue from these high value, high-margin products. In addition, through our internal development efforts and our strategic acquisitions, we expanded our portfolio of unified communications and collaboration (UC&C) products to increase our total addressable market opportunity to approximately $28 billion in aggregate in 2018. We made these achievements while continuing to deliver solid financial results against all of our key operating metrics, including generating double digit growth in adjusted EBITDA and non-GAAP EPS, generating normalized free cash flow of $1.15 per share for the year and improving our gross margin by almost two percentage points. While 2014 proved to be a more challenging year for our stock price, we remain confident that our ability to execute on our long-term strategy will deliver higher value to our shareholders and further strengthen our company’s position as the world’s largest dedicated provider of collaboration software and services.

We believe that our proxy statement demonstrates our ongoing commitment to effectively communicate with our shareholders by describing the matters to be considered at our upcoming annual meeting in a format that is easy to follow. Because we value your input, we continued our shareholder outreach efforts in 2014 to better understand shareholder views on a variety of corporate governance topics, particularly in the executive compensation area. Our compensation committee also worked closely with its independent compensation consultant in evaluating our executive compensation program to continue to enhance our pay-for-performance philosophy. When casting your say-on-pay vote this year, we encourage you to consider the significant changes we have made in recent years to our executive compensation program, which we believe reflect the shareholder feedback we received.

Your vote is important to us. Whether or not you plan to attend the meeting in person, we encourage you to vote so that your shares will be represented at our annual meeting. Please take the time to vote over the Internet, by telephone or by mail (if you received paper copies of our proxy materials). You may also vote in person at our annual meeting. Even if you plan to attend the meeting, we encourage you to vote your shares prior to the meeting. Additional information about voting your shares is included in our proxy statement.

Thank you for your continuing support and your investment in our company.

Sincerely,

Boland T. Jones

Chairman of the Board and Chief Executive Officer

Premiere Global Services, Inc.

3280 Peachtree Road, NE

The Terminus Building

Suite 1000

Atlanta, Georgia 30305

_________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

_________________

To be held on June 17, 2015

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2015 annual meeting of shareholders of Premiere Global Services, Inc. will be held at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, on Wednesday, June 17, 2015, at 8:30 a.m., MDT, for the purposes of:

1.	electing all seven members of our board of directors each for a one-year term;

2.	holding an advisory vote to approve the compensation of our named executive officers;

3.	ratifying the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

4.	transacting such other business as may properly come before the annual meeting or any adjournments thereof.

Information relating to the foregoing matters is set forth in the attached proxy statement. Shareholders of record at the close of business on April 9, 2015 are entitled to receive notice of and to vote at our annual meeting and any adjournments thereof.

By Order of the Board of Directors,

Scott Askins Leonard

Secretary

Atlanta, Georgia

April 27, 2015

This proxy statement and our 2014 annual report are available at ar2014.pgi.com.

PLEASE READ OUR PROXY STATEMENT AND PROMPTLY VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU RECEIVED A PAPER COPY OF PROXY MATERIALS, YOU MAY SUBMIT YOUR PROXY BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-ADDRESSED ENVELOPE PROVIDED. IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT RETURN YOUR PROXY CARD OR VOTING INSTRUCTION FORM. YOU CAN SPARE US THE EXPENSE OF FURTHER PROXY SOLICITATION BY PROMPTLY VOTING OVER THE INTERNET OR BY TELEPHONE OR BY RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	1
GENERAL INFORMATION	3
CORPORATE GOVERNANCE MATTERS	8
Independent Directors	8
Board Leadership Structure	10
Risk Oversight	10
Meetings of the Board of Directors	11
Committees of the Board of Directors	11
Shareholder Director Nominations	15
Code of Conduct and Ethics and Corporate Governance Guidelines	15
Communications with the Board of Directors	15
Director Compensation	16
Director Compensation for Fiscal Year 2014	18
CERTAIN TRANSACTIONS	19
PROPOSAL 1 – ELECTION OF DIRECTORS	19
Nominees	19
Information Regarding Nominee Directors and Executive Officers	20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25
Officers and Directors	25
Principal Shareholders	26
COMPENSATION COMMITTEE REPORT	27
COMPENSATION DISCUSSION AND ANALYSIS	28
Executive Summary	28
Impact of 2014 Business Results on Executive Compensation	33
Consideration of Say-on-Pay Votes on Executive Compensation and Shareholder Outreach Efforts	33
Compensation Practices that Benefit Our Shareholders	34
Executive Compensation Program Objectives	35
Executive Compensation Determinations and Assessments	35
Elements of Our Executive Compensation Program	37
Other Compensation Considerations	46
EXECUTIVE COMPENSATION	47
Summary Compensation Table	47
Supplemental Realized Compensation Table	48
Grants of Plan-Based Awards in Fiscal Year 2014	50
Outstanding Equity Awards at Fiscal Year-End 2014	52
Stock Vested in Fiscal Year 2014	53
Potential Payments upon Termination or Change in Control	54
Individual Severance Agreements	57
PROPOSAL 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	58
AUDIT COMMITTEE REPORT	58
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	59
AUDIT MATTERS AND FEES	59
PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	60
EQUITY COMPENSATION PLAN INFORMATION	61
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	61
OTHER MATTERS	61
APPENDIX A - RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	A-1

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PROXY STATEMENT SUMMARY

This summary highlights certain key disclosures in our proxy statement. It does not contain all of the information that you should consider carefully before voting. You should read this entire proxy statement and our 2014 annual report on Form 10-K available at ar2014.pgi.com for more complete information.

Annual Meeting of Shareholders (page 3)

Date:	Wednesday, June 17, 2015
Time:	8:30 a.m., MDT
Location:	Antlers Hilton Hotel 4 South Cascade Avenue Colorado Springs, Colorado 80903

Record Date:	April 9, 2015

Proposals and Board Recommendation

Proposal	Recommendation

Election of Directors (page 19)	FOR ALL NOMINEES

Advisory Vote to Approve the	FOR
Compensation of our Named
Executive Officers (page 58)

Ratification of KPMG LLP as	FOR
2015 Auditors (page 60)

Executive Compensation (page 27)

Company Performance:

•	Delivered on all key operating metrics tied to compensation program performance targets:
o	Grew net revenue by approximately 8% over 2013
o	Generated double digit growth over 2013 of approximately:
➢	10% in adjusted EBITDA*
➢	13% in non-GAAP EPS*
o	Grew SaaS revenue by approximately 58% over 2013 and exited 2014 with more than 12% of our total revenue from UC&C SaaS products
o	Generated significant normalized free cash flow of $1.15 per share*
•	Improved our annual gross margin by almost two percentage points
•	Expanded our UC&C product portfolio and increased our total addressable market opportunity

_______

* See Appendix A

Total Shareholder Return:

•	Delivered 25.4% and 28.7% three- and five-year cumulative TSR, respectively, despite volatility in our stock price and decline in our one-year TSR in 2014

CEO Total Compensation:

•	80% of CEO pay “at risk” and 60% equity-based
•	No increases in base salaries, target bonus opportunities, perquisites or severance amounts for our CEO since 2005

Consideration of Say-on-Pay Votes:

•	Ongoing shareholder outreach efforts
•	Annual executive compensation study
•	No use of employment agreements
•	Annual LTI program
•	Elimination of automatic “single trigger” vesting acceleration upon a change in control for equity awards
•	No overlap of performance targets for short- and long-term incentive awards

Corporate Governance (page 8)

Governance Highlights
Supermajority of independent directors	✓
Presiding independent director	✓
Annual election of all directors	✓
Board committees consist entirely of independent directors	✓
Independent directors meet regularly in executive session	✓
All directors attended at least 75% of meetings held	✓
Significant portion of compensation is “at risk”	✓
Corporate governance guidelines	✓
Code of conduct and ethics and anonymous hotline	✓
Board education	✓
Annual board and committee self-evaluations	✓
CEO succession planning	✓
Annual advisory approval of executive compensation	✓
Utilize independent compensation consultant	✓
Robust stock ownership guidelines	✓
Compensation clawback policy	✓
Anti-pledging and hedging policies	✓
Poison pill	X

Corporate Governance Materials (page 15):

pgi.investorroom.com/governance

Board Communications (page 15):

Premiere Global Services, Inc.

c/o Secretary

3280 Peachtree Road, NE

The Terminus Building

Suite 1000

Atlanta, Georgia 30305

Certain Transactions (page 19):

None

		Director Nominees (page 20)		Committee Memberships
Name	Age	Position	Independent	AC	CC	NG

Boland T. Jones	55	Chairman of the Board and Chief Executive Officer, Premiere Global Services, Inc.
John F. Cassidy	60	Senior Advisor, Blackstone Capital Partners	✓
K. Robert Draughon	55	Chief Operating Officer, Hospital Solutions, Health Grades, Inc.	✓	C, F	M
John R. Harris	66	Operating Partner, glendonTodd Capital LLC	✓*		C	C
W. Steven Jones	63	Professor of Strategy and Organizational Behavior, Kenan-Flagler Business School of the University of North Carolina at Chapel Hill	✓	M, F
Raymond H. Pirtle, Jr.	73	Chief Manager, Claridge Company, LLC	✓	M, F
J. Walker Smith, Jr.	59	Global Executive Chairman, The Futures Company	✓			M

______________

* Presiding Independent Director

AC = Audit Committee	CC = Compensation Committee	NG = Nominating and Governance Committee	C = Chairman
** Messrs. Cassidy and Harris also qualify as financial experts			M = Member
F** = Financial Expert

PREMIERE GLOBAL SERVICES, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 17, 2015

This proxy statement is furnished to our shareholders in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders and at any adjournments thereof. Our annual meeting will be held on Wednesday, June 17, 2015, at 8:30 a.m., MDT, at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

The approximate date on which we are first mailing the Notice of Internet Availability of Proxy Materials or our proxy materials to our shareholders is May 4, 2015.

GENERAL INFORMATION

Why am I receiving the proxy materials?

You have received the proxy materials because our board of directors is soliciting your proxy to vote your shares at our 2015 annual meeting. This proxy statement includes information that we are required to provide you under Securities and Exchange Commission, or SEC, rules and is designed to assist you in voting your shares.

What is included in the proxy materials?

The proxy materials include this proxy statement for our 2015 annual meeting of shareholders and our 2014 annual report, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2014. If you receive a paper copy of these materials by mail, they also include a proxy card or voting instruction form.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

We are utilizing the SEC rule that allows us to furnish our proxy materials over the Internet rather than sending a full set of materials by mail. All shareholders receiving the Notice of Internet Availability of Proxy Materials will have the ability to access the proxy materials and vote over the Internet, by phone or request to receive a paper copy of the proxy materials by mail by following the instructions in the notice. In addition, instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice of Internet Availability of Proxy Materials and below. We believe electronic delivery will expedite your receipt of our proxy materials while also lowering costs of delivery and reducing the environmental impact of our annual meeting.

How can I access the proxy materials over the Internet or obtain a paper copy?

This proxy statement and our 2014 annual report are available at ar2014.pgi.com. You may obtain a paper copy of this proxy statement and our 2014 annual report without charge upon written request to Investor Relations, Premiere Global Services, Inc., 3280 Peachtree Road, NE, Suite 1000, Atlanta, Georgia 30305 or via the Internet at pgi.investorroom.com/materials_request.

What is a shareholder of record and a beneficial owner?

If your shares are registered directly in your name with our registrar and transfer agent, American Stock Transfer & Trust Company, you are considered a registered shareholder of record with respect to your shares. If your shares are held in a brokerage account, bank or with another nominee, your shares are considered held in street name, and you are considered the beneficial owner of your shares.

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What is householding?

Only one copy of the Notice of Internet Availability of Proxy Materials is being delivered to shareholders sharing an address unless we have received contrary instructions from you and you do not participate in the electronic delivery of proxy materials. This process, known as “householding,” reduces the volume of duplicate information shareholders receive and helps reduce our printing and mailing expenses. We will deliver promptly upon oral or written request a separate copy of the Notice of Internet Availability of Proxy Materials, this proxy statement and our 2014 annual report, as applicable, to any shareholder residing at an address to which only one copy was mailed. If you prefer to receive a separate copy, please contact us by phone at 1-800-749-9111, extension 8462, or write to us at the address set forth under “Corporate Governance Matters – Communications with the Board of Directors,” and a separate copy will be promptly sent to you. If you are the beneficial owner but not the shareholder of record of our stock, please contact your broker, bank or other nominee who holds the shares directly. If you are currently receiving multiple copies and wish to receive one copy of the proxy materials, please write to us at the address set forth under “Corporate Governance Matters – Communications with the Board of Directors.”

What should I do if I receive more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the proxy materials?

You may receive more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the proxy materials, including multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability of Proxy Materials or a separate proxy card or voting instruction form for each account in which you hold your shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one Notice of Internet Availability of Proxy Materials or more than one proxy card or voting instruction form. To vote all of your shares by proxy, you must vote over the Internet the shares represented by each Notice of Internet Availability of Proxy Materials that you receive or complete, sign, date and return each proxy card or voting instruction form that you receive.

How do I sign up for electronic delivery service of proxy materials?

Instead of receiving future copies of our annual report and proxy statement by mail, shareholders of record and most beneficial owners of our shares can elect to receive an e-mail that provides electronic links to our proxy materials. Opting to receive these materials online will give you an electronic link to the proxy voting site and save us the cost of printing and mailing these materials. If you vote over the Internet, follow the prompts for enrolling in the electronic delivery service of proxy materials.

What am I voting on?

You will be voting on the following items:

•	election of the seven nominees named in “Election of Directors” to our board of directors, each for a one-year term;

•	an advisory vote to approve the compensation of our named executive officers;

•	ratification of the appointment of KPMG LLP, or KPMG, as our independent registered public accounting firm for the year ending December 31, 2015; and

•	any other business properly brought before the meeting or any adjournments thereof.

Our board of directors is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the persons named as proxies may vote any shares represented by proxy in their discretion.

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What are the board’s vote recommendations?

Our board recommends that you vote your shares:

•	“FOR” all of the nominees for election as directors;

•	“FOR” the advisory vote to approve the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2015.

Who is entitled to vote?

You may vote if you owned shares of our common stock as of the close of business on April 9, 2015, the record date for the meeting. Each share of common stock is entitled to one vote on each matter presented for a vote of the shareholders. On the record date, 46,475,974 shares of our common stock were outstanding and eligible to be voted at the meeting.

How do I vote before the meeting?

If you are a registered shareholder, you have three options for voting before the meeting:

•	over the Internet at www.proxyvote.com by following the instructions on the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form;

•	if you received a paper copy of proxy materials and a proxy card or voting instruction form, you may vote by telephone, by calling 1-800-690-6903; or

•	by completing, dating, signing and returning a proxy card or voting instruction form by mail.

If you vote over the Internet or by telephone, please do not return your proxy card or voting instruction form.

If you are the beneficial owner and your shares are held in street name through an account with a broker or bank, your ability to vote over the Internet or by telephone depends on the voting procedures of your broker or bank. Please follow the directions that your broker or bank provides on the Notice of Internet Availability of Proxy Materials and proxy card or voting instruction form.

May I vote at the meeting?

Only shareholders of record as of the record date may attend the meeting. If you are a registered shareholder, you may vote your shares at the meeting if you attend in person. If you hold your shares through an account with a broker or bank, you must obtain instructions from the broker or bank in order to vote at the meeting. You must have photo identification and proof of ownership of your shares. Even if you plan to attend the meeting, we encourage you to vote your shares before the meeting. Participants in our 401(k) plan may instruct the trustee of that plan as to how to vote their plan shares on their behalf and cannot vote their plan shares in person at the meeting.

May I revoke my proxy and/or change my vote?

Yes, except that any change to your voting instructions for our 401(k) plan must be provided by 11:59 p.m., Eastern Time, on June 15, 2015. Otherwise, you may revoke your proxy and/or change your vote at any time before the polls close at the conclusion of voting at the meeting. You may do this by:

•	signing another proxy card or voting instruction form with a later date and delivering it to us before the meeting;

•	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on June 16, 2015;

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•	voting at the meeting if you are a registered shareholder or have obtained instructions from your broker or bank if you are a beneficial owner; or

•	notifying the company’s Secretary in writing before the meeting.

What if I sign and return my proxy but do not provide voting instructions?

Proxy cards or voting instruction forms that are signed, dated and returned but do not contain voting instructions will be voted:

•	“FOR” all of the nominees for election as directors;

•	“FOR” the advisory vote to approve the compensation of our named executive officers;

•	“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2015; and

•	on any other matters properly brought before the meeting, in accordance with the discretion of the named proxies.

If your shares are held through an account with a broker or bank, see “—Will my shares be voted if I do not provide my proxy or voting instruction form” below.

Will my shares be voted if I do not provide my proxy or voting instruction form?

If you are a registered shareholder and do not provide a proxy by voting over the Internet, by telephone or by signing and returning a proxy card or voting instruction form, you must attend the meeting in order to vote.

If you hold shares through an account with a broker, the voting of the shares by the broker when you do not provide voting instructions is governed by the rules of the New York Stock Exchange, or NYSE. These rules allow brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” brokers may not vote shares without your instruction. Shares that brokers are not authorized to vote are referred to as “broker non-votes.” To ensure your shares are voted at the meeting, we encourage you to return your proxy.

The ratification of KPMG as our independent registered public accounting firm for 2015 is considered a routine matter. Accordingly, brokers may vote shares on this proposal without your instructions, and there will be no broker non-votes with respect to this proposal.

The election of directors and say-on-pay proposals are considered non-routine matters; therefore, brokers cannot vote shares on those proposals without your instructions. Please note that if you want your vote to be counted on these proposals, you must instruct your broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.

How many shares must be present to hold the meeting?

In order for us to conduct the meeting, holders of a majority of our outstanding shares of common stock as of the close of business on our record date of April 9, 2015 must be present at the meeting in person or by proxy, which is referred to as a “quorum.” Your shares are counted as present if you attend the meeting and vote in person or if you properly return a proxy or vote over the Internet, by telephone or by mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum. If a quorum is not present at the meeting, the meeting may be adjourned from time to time until a quorum is present.

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How many votes are needed to approve the proposals?

With respect to the election of directors, each director must be elected by a plurality of the votes cast by the shares entitled to vote and present at the meeting, which means that the nominees who receive the highest number of affirmative votes cast will be elected. Shareholders may vote “for” all of the director nominees, ‘‘withhold’’ authority to vote for all of the nominees or “withhold” authority to vote for any individual nominee but vote for other nominees.

The ratification of KPMG as our independent registered public accounting firm and the advisory vote to approve the compensation of our named executive officers require a majority of votes cast to be approved, which means that the number of “for” votes exceeds the number of “against” votes. While the say-on-pay vote is advisory in nature and is not binding on us even if approved by the majority of votes cast, our compensation committee and board will consider the results of the voting on this proposal in formulating future executive compensation policies and practices. Shareholders may vote “for,” “against” or “abstain” from voting on these proposals.

A proxy marked “abstain” with respect to any proposal will not have any effect on the outcome of the vote on that proposal. Similarly, broker non-votes will not be counted as votes cast with respect to any proposal and, therefore, will not have any effect on the outcome of the vote on that proposal.

How will the company solicit proxies?

In addition to soliciting proxies directly, we have requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We also may solicit proxies through our directors, officers and employees in person and by telephone, facsimile and electronic means, without payment of additional compensation to such persons. All expenses incurred in connection with the solicitation of proxies will be borne by us. We have retained Innisfree M&A Incorporated in the solicitation of proxies for a fee of approximately $12,500 plus expenses.

Where and when will I be able to find the voting results?

You can find the official results of voting of our annual meeting in our current report on Form 8-K to be filed within four business days after the meeting. If the official results are not available at that time, we will provide preliminary voting results in our Form 8-K and will provide the final results in an amendment to our Form 8-K as soon as they become available.

How do I submit a proposal for inclusion in the company’s proxy statement for the 2016 annual meeting?

Under Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, proposals of shareholders intended to be presented at the 2016 annual meeting of shareholders must be received by us on or before January 5, 2016 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for our 2016 annual meeting of shareholders.

Our bylaws provide that shareholders seeking to bring business before a meeting of shareholders must provide notice thereof not less than 120 nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting, and, in such notice, provide to us certain information relating to the proposal. Any shareholder proposal received at our principal executive offices before November 29, 2015 or after December 29, 2015 will be considered untimely and, if presented at the 2016 annual meeting of shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) promulgated under the Exchange Act.

For information regarding a shareholder’s submission of a director nominee candidate to the nominating and governance committee or a shareholder’s director nomination for election at an annual meeting, see “Corporate Governance Matters – Shareholder Director Nominations.”

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CORPORATE GOVERNANCE MATTERS

Our board believes that good corporate governance practices contribute to successful business performance. Our corporate governance practices are designed to align the interests of our board and management with those of our shareholders and to promote integrity throughout our company. Some highlights of our corporate governance practices include the following:

•	Six of our seven board members are independent, and all of our board committee members are independent, as defined by SEC rules and NYSE listing standards and our more exacting independence guidelines;

•	Our board appointed a presiding independent director to chair executive sessions of independent directors without management present and to function as a liaison between independent directors and our Chairman of the Board and other members of management;

•	Our board is declassified, with all of our directors elected annually for one-year terms;

•	Our board has adopted corporate governance guidelines and a code of conduct and ethics that apply to our directors, officers and employees;

•	We maintain a compliance hotline available to all of our employees, and our audit committee has procedures in place for the confidential, anonymous submission of employee concerns relating to accounting, internal controls over financial reporting or audit matters;

•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls and reports directly to our audit committee;

•	To assist our board in remaining current with their board duties, committee responsibilities and the many important developments affecting our business and our company, we offer training opportunities to our board, as well as participation in the National Association of Corporate Directors and the Board Leadership Program by NYSE Governance Services, which offer our directors access to a wide range of in-person, peer-based and webinar educational programs on corporate governance, committee duties, board leadership and industry developments;

•	Our board conducts annual self-evaluations as part of an ongoing process designed to achieve high levels of board and committee performance;

•	Our board reviews our CEO succession planning procedures at least twice annually at regularly scheduled board meetings and has approved contingency procedures to enable us to respond to an unexpected vacancy in this position; and

•	We do not have a shareholder rights plan, or poison pill.

Independent Directors

The members of our board of directors who qualify as independent under SEC rules and NYSE listing standards meet in executive session at least twice a year in conjunction with regularly scheduled board meetings. In 2014, the independent members of our board met four times in executive session without management present. Our board of directors has affirmatively determined that all of our board members, except our Chairman and CEO, Boland T. Jones, are independent directors under SEC rules and NYSE listing standards, which constitutes a supermajority of our board members. Any independent director may call an executive session of independent directors at any time upon not less than five days’ prior notice duly given. Our independent directors have appointed a presiding independent director, John R. Harris, who has served in this capacity since November 2014. Wilkie S. Colyer previously served as the presiding independent director prior to his untimely death in November 2014.

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John F. Cassidy was appointed to our board of directors on April 21, 2015. Our board undertook a thorough review process before filling the vacancy left by the death of Wilkie S. Colyer in November 2014. The board recognizes and appreciates the contributions of Mr. Colyer during his years of service on our board as our former presiding independent director, chairman of our compensation committee and a member of our audit committee and welcomes the experience and skills Mr. Cassidy brings to our board.

Our board has established guidelines to assist it in determining director independence that are more exacting than the independence requirements under SEC rules and NYSE listing standards, and which we refer to in this proxy statement as our “independence guidelines.” Under our independence guidelines, a director will not be independent if:

•	The director is, or has been within the last three years, employed by us, or an immediate family member is, or has served within the last three years, as one of our executive officers;

•	The director has received during any 12-month period within the last three years any direct compensation from us in excess of $100,000, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	An immediate family member of the director has received during any 12-month period within the last three years more than $100,000 in direct compensation from us;

•	(1) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (2) The director is a current employee of such a firm; (3) An immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) The director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time;

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our current executive officers serves or has served on that company’s compensation committee;

•	The director is a current employee or executive officer, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or two percent of such other company’s consolidated gross revenues;

•	At the time of the independence determination, the director is an employee or executive officer, or an immediate family member is an executive officer, of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets; or

•	The director serves as an officer, director or trustee of a charitable, tax exempt organization and, within the preceding three years, our discretionary charitable contributions to that organization in any single fiscal year are greater than $1.0 million or two percent of that organization’s total annual charitable receipts.

These independence guidelines are part of our corporate governance guidelines, which are available on our website at pgi.investorroom.com/governance_guidelines (or by following the “Investors” link to “Corporate Governance,” “Corporate Governance Guidelines” on our website at pgi.com). In addition to applying these independence guidelines, our board considers all relevant facts and circumstances when making a determination of independence, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Our board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has a significant affiliation. We believe an independent director should be

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free of any relationship with us or our management that is reasonably likely to impair the director’s ability to make independent judgments. If our board determines that a director who satisfies SEC rules and NYSE listing standards is independent even though they do not satisfy all of our independence guidelines, we will disclose and explain that determination in our proxy statement.

After the review and recommendation of our nominating and governance committee, our board of directors has affirmatively determined that all of our non-employee directors, John F. Cassidy, K. Robert Draughon, John R. Harris, W. Steven Jones, Raymond H. Pirtle, Jr. and J. Walker Smith, Jr., are independent members of our board under SEC rules, NYSE listing standards and our independence guidelines. In reaching this determination, our board considered other companies with which our directors may be affiliated to which we provided our services in the ordinary course of business in 2014 and determined that the revenue related to these customers was immaterial. All of these relationships fell below the thresholds under our independence guidelines, SEC rules and NYSE listing standards and for disclosure in “Certain Transactions” in this proxy statement. Our board has determined that none of these relationships constituted material relationships that would impair the independence of our directors or violate our independence guidelines.

Board Leadership Structure

Our board has determined that having a combined Chairman and CEO, board committees comprised entirely of independent directors and a presiding independent director currently provides the leadership structure most appropriate for our company and is in the best interests of our company and shareholders at this time. Our Chairman and CEO is also the founder of our company and has contributed to our success since our inception, by providing our strategic vision and serving as the primary voice of our company. We believe our CEO possesses valuable knowledge of and insight into our company’s strategy and operations and is currently in the best position to focus the independent directors’ attention on the issues of greatest importance to our company and shareholders.

As required by our corporate governance guidelines, our independent directors have appointed a presiding independent director. The presiding independent director chairs executive sessions of the independent directors without management present and functions as a liaison between the independent directors and our Chairman and other members of management.

We believe this leadership structure, together with our other strong corporate governance practices, provides robust independent oversight of management while ensuring clear strategic alignment throughout our company by allowing one person to speak for and lead our company and board. In addition, we believe that it allows efficient communication between management and the board and a clear delineation of our Chairman and CEO’s strategic and day-to-day management operational role from the board’s oversight role. Our overall corporate governance practices combined with the strength of our independent directors minimizes the potential for conflicts that may result from combining the roles of Chairman and CEO. In addition, splitting these roles could potentially make our management and governance processes less effective through undesirable duplication of roles or a blurring of lines of accountability and responsibility without any clear offsetting benefits.

Risk Oversight

Our senior management is responsible for assessing and managing our risk exposures on a day-to-day basis, including the creation of appropriate risk management programs and policies. Our board has delegated oversight of our company’s risk assessment and risk management function to our audit committee. As a result, our audit committee has principal responsibility for oversight of our risk management processes and for understanding the overall risk profile of our company. At least quarterly in connection with a regularly scheduled audit committee meeting, executive management reviews and discusses with our audit committee our key financial, compliance, strategic and operational risks. For each of these risks, our audit committee discusses management’s efforts to mitigate such risks. Our audit committee then regularly reports to our board on its risk oversight activities. By receiving a regular report of our key risks and the status of efforts to address and mitigate those risks, our board maintains a practical understanding of our risk philosophy, as well as the key risks our company is facing. In addition, our board discusses with management specific business risks as part of strategy reviews at regularly scheduled board meetings and has regular access to executive management outside of formal board meetings. Through this regular and consistent risk communication, our board has reasonable assurance that all of our material risks are being addressed and that we are

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instilling a risk-aware culture into the foundation of our business. In addition, pursuant to our audit committee charter, our company’s independent auditors report directly to the audit committee, which also oversees the objectives, activities and staffing of our internal auditors. Our compensation committee also oversees our compensation policies and practices to ensure that they do not encourage excessive risk taking.

Meetings of the Board of Directors

Our board encourages all board members to attend each of our annual meetings of shareholders. Where a director is unable to attend an annual meeting in person but is able to do so by video or audio conference, we will arrange for the director’s participation by these means. All of our directors attended last year’s annual meeting, either in person or via conference through our iMeet® solution.

Our board conducts its business through meetings and unanimous written consents and through committees of our board. During the year ended December 31, 2014, our board held seven meetings and took action by unanimous written consent on one occasion. Each of our directors attended 75% or more of all of the meetings of the board and committees on which they served, with overall attendance at board and committee meetings during 2014 averaging approximately 97% for our directors as a group. In addition to regularly scheduled meetings, our board members have regular access to our senior executives, and a number of our directors were involved in informal meetings with our executive management team offering advice and suggestions on a broad range of corporate matters.

Committees of the Board of Directors

We have three standing committees to which directors are appointed: our audit, compensation and nominating and governance committees. Each committee’s charter is available on our website at the links set forth below (follow the “Investors” link to “Corporate Governance,” “Board Committees”) and in print to any shareholder who requests it in writing to our Secretary at the address provided under the heading, “— Communications with the Board of Directors.”

Members of our board currently serve on the committees indicated below:

Director	Audit	Compensation	Nominating and Governance
Boland T. Jones
John F. Cassidy
K. Robert Draughon	Chairman	Member
John R. Harris		Chairman	Chairman
W. Steven Jones	Member
Raymond H. Pirtle, Jr.	Member
J. Walker Smith, Jr.			Member

Wilkie S. Colyer previously served as presiding independent director, chairman of our compensation committee and our audit committee member until his death in November 2014.

Audit Committee

Current Members	Primary Responsibilities	Number of Meetings
K. Robert Draughon (Chairman) W. Steven Jones Raymond H. Pirtle, Jr.	• reviewing our financial statements, reports and other financial information; • appointing and overseeing our independent auditors, who report directly to our audit committee;	9

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Current Members	Primary Responsibilities	Number of Meetings

•    overseeing the integrity of our financial reporting processes and the annual audit of our financial statements;

•    reviewing with our auditors our internal controls and procedures for financial reporting;

•   reviewing the quality and appropriateness of our accounting principles and underlying estimates;

•    pre-approving all audit and permitted non-audit services;

•    overseeing our company’s processes for identifying and managing risk;

•    overseeing the performance of our internal audit function;

•    establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission of concerns regarding questionable accounting or auditing matters; and

•    approving and reviewing on an ongoing basis our related party transactions.

These duties and responsibilities are set forth in our amended and restated audit committee charter, a copy of which is available on our website at pgi.investorroom.com/audit_committee_charter.

At least quarterly in connection with a regularly scheduled meeting, our audit committee meets separately in executive session with our external auditors and also with our internal auditors without management present.

Our board of directors has determined that each of our audit committee members qualifies as an audit committee financial expert under SEC rules and NYSE listing standards, and each is financially literate and independent, as independence for audit committee members is defined in our independence guidelines, SEC rules and NYSE listing standards. Effective immediately following the filing of this proxy statement, Mr. Cassidy will become a member of our audit committee. Our board has also determined that Mr. Cassidy qualifies as an audit committee financial expert and is financially literate and independent under our independence guidelines, SEC rules and NYSE listing standards.

Compensation Committee

Current Members	Primary Responsibilities	Number of Meetings
John R. Harris (Chairman) K. Robert Draughon	• setting and approving the compensation goals regarding our CEO and evaluating our CEO’s performance in light of those goals; • reviewing and evaluating the compensation of our other executive officers and our compensation programs as a whole; • determining and approving the compensation of our CEO and our other executive officers; • reviewing and evaluating the compensation of our directors and recommending changes in director compensation to our board; • administering stock award grants to our directors, executive officers and other employees under our equity-based plans; and	9
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Current Members	Primary Responsibilities	Number of Meetings
• making recommendations to the board regarding our incentive compensation plans and equity-based plans.

These duties and responsibilities are set forth in our amended and restated compensation committee charter, a copy of which is available on our website at pgi.investorroom.com/compensation_committee_charter.

Messrs. Harris and Draughon are independent under our independence guidelines, SEC rules and NYSE listing standards. Mr. Harris was appointed the chairman of our compensation committee, and Mr. Draughon was appointed a member of our compensation committee, in December 2014 to fill the vacancy created by Mr. Colyer’s death.

Our compensation committee’s charter provides that the committee has authority to delegate any of its responsibilities to subcommittees as it may deem appropriate. Our compensation committee’s charter complies with the new SEC and NYSE standards relating to independence of compensation committee members, the authority of compensation committee members to retain compensation advisers and the requirement to consider any compensation adviser’s independence. If an independent compensation consultant is retained to assist in evaluating the amount or form of director or executive compensation or make recommendations about such compensation, our compensation committee has the sole authority to retain, at our expense, and terminate the compensation consultant, including sole authority to approve the consultant’s fees and other retention terms. For example, our compensation committee generally retains an independent compensation consultant to complete a study of our executive compensation on an annual basis and our director compensation on a biennial basis, to review and comment on our existing compensation programs and to assist us with the design of future programs that enhance our pay-for-performance philosophy and align our compensation practices with shareholder value. For more information regarding our compensation committee’s process and procedures for considering and determining executive compensation, including the role of compensation consultants and executive officers in determining executive compensation, see “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee had a relationship that requires disclosure as a compensation committee interlock.

Nominating and Governance Committee

Current Members	Primary Responsibilities	Number of Meetings
John R. Harris (Chairman) J. Walker Smith, Jr.	• identifying individuals qualified to serve on our board, consistent with criteria approved by our board; • recommending to our board director nominees for election by our shareholders at the annual meeting; • developing and recommending to our board a set of corporate governance principles applicable to us as may be required or appropriate for our effective governance; • reviewing annually our corporate governance guidelines and board committee charters; • overseeing the annual evaluation of our management, board and committees of the board; and	3
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Current Members	Primary Responsibilities	Number of Meetings
• reporting the results of these reviews and evaluations to our board, committees and management, along with any recommendations for improvements.

These duties and responsibilities are set forth in our nominating and governance committee charter, a copy of which is available on our website at pgi.investorroom.com/nominating_and_governance_committee_charter.

Messrs. Harris and Smith are independent under our independence guidelines, SEC rules and NYSE listing standards.

Our nominating and governance committee evaluates and recommends nominees for election to our board based on a number of qualifications, including, but not limited to, level of education and business experience, independence and the absence of a conflict of interest that would interfere with performance as a director, character and integrity, financial literacy, sufficient time to devote to board matters and a commitment to represent the long-term interests of our shareholders.

Our corporate governance guidelines provide that our nominating and governance committee annually review the appropriate experience, skills and qualifications expected of board members in the context of the current membership of the board. These guidelines provide that this assessment should include, among other relevant factors, in the context of the perceived needs of our board at that time, issues of experience, reputation, judgment, diversity and skills. In selecting candidates for nomination, these guidelines also provide that our nominating and governance committee consider such criteria as it deems appropriate, which may include current or recent experience as a senior executive officer, business expertise currently desired on the board, with specific attention to the requirements for membership on the audit committee, industry experience and the general ability to enhance the overall composition of our board. Although we do not currently have a formal diversity policy, diversity is among the factors considered, and we believe that these guidelines will result in board members with a complementary mix of background, viewpoints, professional and educational experience and skills.

Our nominating and governance committee identifies potential director nominees through a variety of business contacts, including our current executive officers, directors, community leaders and shareholders, as a source for potential board candidates. Our nominating and governance committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for directors.

Our nominating and governance committee evaluates candidates to our board by reviewing their biographical information and qualifications. If our nominating and governance committee determines that a candidate is qualified to serve on our board, at least one member of this committee seeks to interview such candidate. All members of our board also have an opportunity to interview qualified candidates. Our nominating and governance committee may provide for additional screening criteria, including independent background checks, as this committee deems appropriate to evaluate a candidate. The nominating and governance committee then determines, based on the background information and the information obtained in any interviews, whether to recommend to our board that a candidate is nominated for approval by the shareholders to fill a directorship. With respect to an incumbent director, our nominating and governance committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation and overall contribution to us, in addition to such person’s biographical information and qualifications. The manner in which our nominating and governance committee evaluates a potential nominee will not differ based on whether the candidate is recommended by one of our shareholders.

Our nominating and governance committee seeks to ensure that the composition of our board at all times adheres to the requirements of our independence guidelines, SEC rules and NYSE listing standards and reflects a variety of complementary experiences and backgrounds, particularly in the areas of leadership and management, which are sufficient to provide sound and prudent guidance with respect to our operations and interests.

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Shareholder Director Nominations

Our nominating and governance committee will consider written recommendations from shareholders for nominees to our board of directors. A shareholder who wishes to recommend a person to our nominating and governance committee for nomination to our board must submit a written notice by mail to the committee at the address provided under the heading “— Communications with the Board of Directors.” The written recommendation to this committee should include:

•	the candidate’s name, age, business addresses and other contact information;

•	a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in our proxy statement pursuant to Regulation 14A of the Exchange Act;

•	a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected; and

•	the name and address of the shareholder(s) of record making such a recommendation.

In addition to the above procedures, our bylaws provide that a shareholder may propose a director candidate to be considered and voted on at an annual meeting of shareholders by providing notice thereof to our Secretary not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; however, our board will determine whether information regarding such a director candidate will be included in our proxy statement to shareholders for the annual meeting. This notice provided by a shareholder to our Secretary must set forth certain information relating to the proposed nominee as required by our bylaws.

Code of Conduct and Ethics and Corporate Governance Guidelines

We have adopted a code of conduct and ethics that applies to all employees, directors and officers, including our principal executive officer and principal financial and accounting officer. We have also adopted corporate governance guidelines that provide a framework within which our board and management can effectively pursue our governance objectives for the benefit of our shareholders.

Our code of conduct and ethics and our corporate governance guidelines are each posted on our website, copies of which are available at pgi.investorroom.com/conduct and pgi.investorroom.com/governance_guidelines, respectively (or follow the “Investors” link to “Corporate Governance,” “Code of Conduct and Ethics” and “Corporate Governance Guidelines,” respectively, on our website pgi.com). Our code and guidelines are available in print to any shareholder who requests it by writing to our Secretary at the same address under “—Communications with the Board of Directors.” We will post any amendments to, or waivers from, any provision of our code of conduct and ethics with respect to our principal executive officer and principal financial and accounting officer or any other persons performing similar functions by disclosing the nature of such amendment or waiver at the above-referenced location on our website.

Communications with the Board of Directors

Our board accepts communications sent to the board (or to specified individual directors) by our shareholders or other interested third parties. Shareholders and other interested third parties may communicate with our board (or with our presiding independent director, our non-management directors as a group or specified individual directors) by writing to us at Premiere Global Services, Inc., c/o Secretary, 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305. All written communications received in such manner will be compiled by our Secretary and forwarded promptly to the board or appropriate director(s) prior to or at the next regularly scheduled meeting of the board.

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Director Compensation

Our compensation committee reviews and evaluates the cash and equity compensation of our directors and recommends any changes in director compensation to our board. Our CEO, who also serves as Chairman of the Board, does not receive compensation for his service as a director.

Our compensation committee generally retains an independent compensation consultant to complete a study of our non-employee director compensation on a biennial basis. In the fall of each of 2012 and 2014, our compensation committee retained Aon Hewitt to provide an analysis of relevant market data based on non-employee director compensation derived from a peer group of comparable companies and recommended changes consistent with market practices for similarly-situated directors. Our peer group is the same for executive and director compensation and is discussed under “Compensation Discussion and Analysis – Executive Compensation Determinations and Assessments.”

Aon Hewitt reviewed our peer group’s total compensation paid to non-employee directors, which includes retainers, board fees, committee fees and equity awards as part of our 2012 and 2014 comprehensive compensation studies.

Our board’s last revision to our overall non-employee director compensation became effective on January 1, 2013. Our 2012 compensation study concluded that the proposed total director compensation for 2013 was at the 50th percentile of our peer group and that the equity-to-cash ratio of approximately 70%/30% was competitive with market practice. In addition, our compensation study found that our stock ownership guidelines requiring our non-employee directors to hold five times the annual board cash retainer was competitive with our peer group, which only requires a median multiple of three times. Although our 2014 compensation study concluded that our total director compensation was somewhat below market, our compensation committee decided not to recommend any overall changes at this time.

The chart below sets forth the elements of our non-employee director compensation for 2014:

Cash Retainers

Board Fees:	($)
Annual cash retainer(1)	50,000
Attendance at all quarterly, regularly scheduled board meetings(2)	10,000
Attendance at special board meeting	1,000
Per diem for authorized special projects and director training	1,250
Committee Annual Cash Retainers:
Chairman of audit committee	10,000
Member of audit committee	5,000
Chairman of compensation committee	10,000
Member of compensation committee	5,000
Chairman of nominating and governance committee	5,000
Member of nominating and governance committee	2,500
Presiding independent director fee(3)	20,000
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Equity Awards

Board Awards:	($)
Base equity retainer	160,000
Committee Annual Equity Retainers:
Chairman of audit committee	10,000
Member of audit committee	5,000
Chairman of compensation committee	10,000
Member of compensation committee	5,000
Chairman of nominating and governance committee	5,000
Member of nominating and governance committee	2,500

_____________

(1)	Our stock ownership guidelines require our non-employee directors to hold five times our annual cash retainer, representing $250,000 worth of our common stock.

(2)	Board years run from annual shareholders’ meeting to annual shareholders’ meeting.

(3)	Our board increased the presiding independent director fee to $50,000, effective January 1, 2015, in consideration of the duties, additional time commitment and responsibilities of our presiding independent director.

We pay annual cash retainers in four quarterly installments, and we grant 25% of the board and committee annual equity retainers in fair market value of restricted stock to each non-employee director in arrears on the last day of each calendar quarter; provided that the director remains in that position on our board on such dates. The shares granted on such dates vest immediately in recognition of service for the prior quarter. Upon a change in control of our company (as defined in our amended and restated 2000 directors stock plan, as amended, or directors stock plan), each of our non-employee directors would receive a grant equal to the annual equity grants for the prospective year. We determine the number of shares to be granted by dividing the dollar amount of the applicable award by our common stock’s trailing 20-day average closing price on the grant date and pay any fractional shares in cash. One-half of the shares held by each director are subject to a holding period until such director meets our stock ownership guidelines. Directors joining the board or a committee during a board year receive pro-rated cash retainers and equity awards.

In addition, each director may elect to defer the equity component of his compensation for Board service. Messrs. Colyer and Harris elected to defer the equity component of their compensation for Board service for 2014. Mr. Colyer’s deferral date accelerated upon his death.

Miscellaneous

We pay or reimburse directors for travel and accommodation expenses to attend meetings and other corporate functions. In addition, we encourage directors to visit our facilities, participate in executive management meetings and director education programs and to attend our annual company sales incentive trip, and we pay their expenses related to such events (including expenses for their spouse or a guest if they attend our annual sales incentive trip).

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Director Compensation for Fiscal Year 2014

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)(4)	Total ($)
Wilkie S. Colyer	74,781	129,321	204,102
K. Robert Draughon	72,212	168,936	241,148
John R. Harris	74,277	168,936	243,213
W. Steven Jones	67,026	163,774	230,800
Raymond H. Pirtle, Jr.	67,026	163,774	230,800
J. Walker Smith, Jr.	64,525	161,294	225,819

(1)	Mr. Boland Jones does not receive compensation in any form for his service on our board as he is considered an inside director, and his compensation as our CEO is described under “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program” and in our Summary Compensation Table.

(2)	Cash retainers and fees per board year are paid in arrears and in quarterly installments. Payments in 2014 for each non-employee director included: (a) an annual retainer of $50,000; (b) $10,000 if the director attended all quarterly, regularly scheduled board meetings during the board year, which all of our directors received; (c) $2,000 for attendance at two special meetings, which all of our directors received; (d) additional cash retainers for committee chairs and members, for which Mr. Colyer received $7,500, Mr. Draughon received $5,190, Mr. Harris received $10,190, Mr. Steve Jones received $5,000, Mr. Pirtle received $5,000 and Mr. Smith received $2,500 (with Messrs. Colyer, Draughon and Harris receiving a pro rata amount based on Mr. Colyer’s death on November 25, 2014, Mr. Harris’ appointment as presiding independent director and chairman of our compensation committee effective November 25, 2014 and December 18, 2014, respectively, and Mr. Draughon’s appointment as compensation committee member effective December 18, 2014); and (e) $20,000 for services as the presiding independent director, of which Mr. Colyer received $15,000 and Mr. Harris received $2,065.

(3)	Amounts shown reflect the aggregate fair value of the awards on the date they were granted, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant. The table below sets forth the grant date, the number of shares and the grant date fair value of each stock award during 2014. The dollar values reflected do not equal the amount reflected in the Stock Awards column above because the amounts shown in the Stock Awards column above include certain de minimis amounts (less than $20) for each quarterly award that were paid in cash in lieu of fractional shares. Stock awards granted in 2014 were as follows:

	Stock Awards
	March 31, 2014		June 30, 2014		September 30, 2014		December 31, 2014
Name	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)
Wilkie S. Colyer	3,642	43,923	3,316	44,269	3,436	41,129	—	—
K. Robert Draughon	3,538	42,668	3,222	43,014	3,338	39,956	4,077	43,298
John R. Harris	3,538	42,668	3,222	43,014	3,338	39,956	4,077	43,298
W. Steven Jones	3,434	41,414	3,127	41,745	3,240	38,783	3,939	41,832
Raymond H. Pirtle, Jr.	3,434	41,414	3,127	41,745	3,240	38,783	3,939	41,832
J. Walker Smith, Jr.	3,382	40,787	3,079	41,105	3,191	38,196	3,880	41,206

(4)	None of our outside directors have any unvested stock awards. Please see “Security Ownership of Certain Beneficial Owners and Management” for a description of the common stock holdings of each director.

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CERTAIN TRANSACTIONS

Our board has adopted a statement of policy with respect to related person transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which our company was, is or will be a participant and the amount involved exceeds $5,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:

•	any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;

•	any shareholder owning in excess of five percent of our company;

•	any immediate family member of any of the foregoing persons; or

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest.

Our board of directors has determined that our audit committee is best suited to review and approve related person transactions. Prior to the consummation of, or material amendment to, a related person transaction, our audit committee reviews the transaction and considers all relevant facts and circumstances, including, but not limited to:

•	the benefits to us from the transaction;

•	the impact on a director’s independence, if applicable;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or employees generally.

Our audit committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of our company and our shareholders. Other than a transaction involving compensation that is approved by our compensation committee, we will consummate or continue a related person transaction only if our audit committee has approved or ratified it in accordance with the guidelines set forth in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings in the ordinary course with unrelated third parties. Based on the conclusions reached, our audit committee would evaluate all feasible options, including but not limited to, ratification, amendment, rescission or termination of the related person transaction.

In 2014, no related party transactions required approval by our audit committee, and there are no transactions or currently proposed transactions in which our company is or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Pursuant to our bylaws, the number of our directors may not be less than three or more than ten, with the precise number to be determined by resolution of our board of directors from time to time. Currently, seven directors serve on our board. Our board is declassified, with each of our directors

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elected each year by our shareholders for one-year terms until successors are elected and qualified or until such director’s death, resignation or removal. All of our nominees, except Mr. Cassidy, were elected to the board at our annual meeting last year, with each of our directors receiving well over a majority vote, and our board as a whole garnering significant shareholder support with an average of approximately 90.8% of votes cast in favor of our nominees. Mr. Cassidy was elected to the board by our then-current board members on April 21, 2015. All of the nominees have consented to being named and to serve if elected.

If any of the nominees should be unavailable to serve for any reason (which is not anticipated), our board may designate a substitute nominee or nominees (in which case the persons named as proxies on the proxy card or voting instruction form will vote the shares represented by all valid proxy cards or voting instruction forms for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located and nominated by resolution of our board. The board may also decide to reduce the size of the board by resolution.

Our board unanimously recommends a vote “FOR” all of the nominees listed below for election as directors.

Information Regarding Nominee Directors and Executive Officers

We believe that our directors’ executive leadership, finance, global business, technology, academic and marketing experiences represent a range of perspectives that provide collaborative and candid discussions relevant to our company’s operations. Our directors’ varied experiences include CEO positions with domestic and international companies with operations inside and outside of the United States and leadership positions at leading investment banking firms, academic institutions and global marketing research companies, as well as service on other public, private and non-profit company boards. The following table summarizes the primary qualifications that our nominees for director bring to our board. The lack of a mark in the table does not mean that the director does not possess that experience or skill; rather a mark indicates a specific area of focus or expertise on which our board relies most heavily and were most relevant to the decision to nominate the director to serve on our board.

Summary of Director Qualifications

	John F. Cassidy	K. Robert Draughon	John R. Harris	Boland T. Jones	W. Steven Jones	Raymond H. Pirtle	J. Walker Smith
Public company CEO/leadership experience	✓	✓	✓	✓	✓	✓	✓
Financial expertise	✓	✓	✓	✓	✓	✓
Global business experience	✓		✓	✓	✓	✓	✓
M&A experience	✓	✓	✓	✓		✓
Public company board service and governance	✓		✓	✓	✓	✓
Technology industry experience	✓	✓	✓	✓		✓	✓
Academic/education experience	✓		✓		✓		✓
Brand/marketing expertise	✓		✓	✓			✓

Each director’s biographical information below describes certain key business experiences and skills regarding our nominees for director and our current executive officers in more detail.

Director Nominees

Boland T. Jones, Chairman of the Board and Chief Executive Officer, Premiere Global Services, Inc.

Director since July 1991

As our company’s founder, Mr. Jones’ nearly two decades of experience leading our company provides an in-depth understanding of our history and complexity and adds a valuable perspective for board decision making, which supports his nomination to our board.

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Mr. Jones, 55, our founder, has served as Chief Executive Officer since our inception in July 1991. Since September 1993, Mr. Jones has also served as Chairman of the Board. From February 1993 until August 1998, Mr. Jones was our President.

Former Directorships:

HSW International, Inc.

WebMD, Inc.

John F. Cassidy, Senior Advisor, Blackstone Capital Partners

Independent Director since April 2015

Having served as a public company chief executive officer, chairman and vice chairman, Mr. Cassidy brings to our board significant experience in business operations and strategic planning, including a focus on the communications industry. All of this supports his nomination to our board. His service as a public company chief executive officer qualifies him as an audit committee financial expert.

Mr. Cassidy, 60, has served as a Senior Advisor for Blackstone Capital Partners since May 2014. He also serves as the Chief Executive Officer and co-founder of Pro Football Focus. Mr. Cassidy previously served as the Chairman of the board of CyrusOne Inc. from January 2013 until June 2014 and as Vice Chairman of Cincinnati Bell Inc. from January 2013 until December 2013. He was appointed to these roles following Cincinnati Bell’s initial public offering of CyrusOne. Mr. Cassidy served as the President and Chief Executive Officer of Cincinnati Bell from July 2003 to January 2013, where he was responsible for developing , establishing and executing Cincinnati Bell’s strategic and operation plans for all Cincinnati Bell companies, including Cincinnati Bell Wireless, Cincinnati Bell Telephone, Cincinnati Bell Entertainment, Cincinnati Bell Any Distance, Cincinnati Bell Technology Solutions and Cyrus One, leading Cincinnati Bell’s launch into the wireless, Fioptics, security and data center businesses. Mr. Cassidy previously held various other senior level management positions within Cincinnati Bell, including President and Chief Operating Officer of Cincinnati Bell Telephone and President of Cincinnati Bell Wireless.

Current Private Directorships:

Accuvant, a Blackstone portfolio company (chairman of the board)

Former Directorships:

Cincinnati Bell Inc.

CyrusOne Inc.

K. Robert Draughon, Chief Operating Officer, Hospital Solutions, Health Grades, Inc.

Independent Director since August 2011

Mr. Draughon brings extensive financial and investment experience in public and private companies as well as strategic business development and planning knowledge to our board, all of which supports his nomination to our board. His service as a chief financial officer and his considerable strategic M&A experience qualify him as an audit committee financial expert.

Mr. Draughon, 55, has served as Chief Operating Officer, Hospital Solutions of Health Grades, Inc., a leading online resource that helps consumers search, evaluate, compare and connect with physicians and hospitals, since May 2014. He served as Chief Administrative Officer, Senior Executive Vice President of Health Grades, Inc. from September 2012 to May 2014. Prior to joining Health Grades, he served in various positions with Press Ganey Associates, Inc., a leader in quality measurement and performance improvement solutions for the health care industry, until August 2012, most recently as the President and a director from February 2010 and as the Chief Financial Officer from February 2009. Mr. Draughon also served as Press Ganey’s interim Chief Executive Officer from July 2011 to February 2012. Prior to these positions, he was Managing Partner of Forest Hills Capital Management, LLC, a private equity investment firm, from March 2008 to February 2009. He also held a variety of positions in finance and corporate development at HLTH Corporation and its subsidiary, WebMD Health Corp., from March 1998 to March 2008, including as Chief

21

Financial Officer of WebMD prior to its merger with HLTH, where Mr. Draughon developed and led multiple strategic partnerships with many of the world’s largest technology companies.

Former Directorships:

Press Ganey Associates, Inc.

John R. Harris, Operating Partner of glendonTodd Capital LLC

Presiding Independent Director since November 2014 and Independent Director since November 2003.

Having served as the chief executive officer and director of various public companies with global operations, Mr. Harris brings to our board significant expertise in domestic and international operations, including a focus on information technology and business process outsourcing, all of which supports his nomination to our board. Although no longer serving as a member of our audit committee, his service on public company audit committees and as chief executive officer of several public companies qualifies him as an audit committee financial expert.

Mr. Harris, 66, has served as an Operating Partner of glendonTodd Capital LLC, a private equity firm focused on companies in the technology-enabled business services and healthcare sectors, since February 2011. He served as Chief Executive Officer of Chemical Information Services LLC, a glendonTodd portfolio company that provides information services to the pharmaceutical and chemical industries, from February 2011 to November 2012. Mr. Harris served as President and Chief Executive Officer of eTelecare Global Solutions, Inc., a leading provider of outsourced customer care solutions, from February 2006 to October 2009, when eTelecare Global Solutions was acquired by Stream Global Services, Inc. He was Chief Executive Officer of Seven Worldwide, Inc., a digital content management company, from December 2003 to January 2005 when it was sold to Schawk, Inc. He was Chief Executive Officer and President of Delinea Corporation from July 2002 to December 2003, Chief Executive Officer and President of Exolink from August 2001 to July 2002 and Chairman and Chief Executive Officer of Ztango, Inc. from 1999 to 2001. Prior to these positions, he served in various executive positions with Electronic Data Systems Corporation for over 25 years and, as a corporate officer, was President of the Communication Industry Group, which served the telecom, media and entertainment industries worldwide.

Current Public Directorships:

The Hackett Group, Inc. (member, audit, compensation and nominating and corporate governance committees)

Mobivity Holdings Corp. (f/k/a Commercetel Corp.) (chairman, compensation committee)

Sizmek Inc. (chairman of the board and member, nominating and corporate governance committee)

Current Private Directorships:

Working Solutions, Inc.

Former Directorships:

BancTec, Inc.

Caprock Telecommunications Corp.

Digital Generation, Inc.

eTelecare Global Solutions, Inc.

Genuity, Inc.

inVentive Health, Inc.

Principal Solar, Inc.

Seven Worldwide, Inc.

StarTek, Inc.

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W. Steven Jones, Professor of Strategy and Organizational Behavior at the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill

Independent Director since April 2007

Mr. Jones brings substantial expertise in international business and strategic planning gained from his experience as chief executive officer of one of Australia’s largest companies, as a director of Fortune 500 companies and as a management consultant with McKinsey & Company, Inc. All of this supports his nomination to our board. His service on public company audit committees and as a public company chief executive officer qualify him as an audit committee financial expert.

Mr. Jones, 63, is a Professor of Strategy and Organizational Behavior at the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill, where he also served as Dean from August 2003 to August 2008. Before becoming Dean, Mr. Jones was a 15-year resident of Australia and New Zealand where he was Chief Executive Officer and Managing Director of Suncorp Metway Ltd., a publicly listed Australian banking, insurance and funds management company in Brisbane, Queensland, from 1997 through 2002. Prior to Suncorp, he was Chief Executive Officer and Managing Director of ANZ Banking Group, N.Z., Ltd. in Wellington, New Zealand and before that was a management consultant with McKinsey & Company in Australia and the United States.

Current Private Directorships:

State Farm Mutual Automobile Insurance Company

State Farm Bank

State Farm Life Insurance Company

Glen Raven, Inc.

Former Directorships:

Progress Energy, Inc.

Bank of America Corporation

Raymond H. Pirtle, Jr., Chief Manager of Claridge Company, LLC

Independent Director since June 1997

Mr. Pirtle provides our board with an in-depth understanding of our company’s history as well as his extensive public company board experience and over 40 years of investment banking and financial services experience, with significant ties to the institutional investment community, all of which supports his nomination to our board. Mr. Pirtle’s considerable investment banking and financial services experience and his service on public company audit committees qualify him as an audit committee financial expert.

Mr. Pirtle, 73, has served as Chief Manager of Claridge Company, LLC, a privately-held financial services firm whose primary focus is to link small corporations with professional investors, since March 2005. He was a founder and Senior Managing Director of Avondale Partners, LLC, an independently-owned, Nashville-based financial services firm dedicated to equity research, investment banking activities and equity capital markets, from June 2001 to March 2005. He previously served as Managing Director and as a director of SunTrust Equitable Securities Corporation from February 1989 to June 2001.

Former Directorships:

CNPV Solar Power SA

Cleantech Solutions International, Inc.

eNucleus, Inc.

Finova Group

IceWEB, Inc.

Tricell, Inc.

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J. Walker Smith, Jr., Global Executive Chairman of The Futures Company

Independent Director since June 2001

Mr. Smith brings to our board over 30 years of extensive experience in global marketing as a recognized leading authority on marketplace trends and consumer buying motivations, which supports his nomination to our board.

Mr. Smith, 59, has served as Global Executive Chairman of The Futures Company, a global marketing research company specializing in future-facing research and consulting, since the merger of Yankelovich, Inc. with Henley Centre Headlight Vision in January 2008. Mr. Smith previously was a director and President of Yankelovich, Inc., a private market services company specializing in database marketing solutions and consumer lifestyles consulting, from May 1999 to January 2008. Mr. Smith was a 2012 inductee into the North Carolina Halls of Fame in Journalism, Advertising and Public Relations.

Current Advisory and Foundation Boards:

Board of Advisors, School of Journalism and Mass Communications, University of North Carolina at Chapel Hill

Foundation Board, School of Journalism and Mass Communications, University of North Carolina at Chapel Hill

Executive Advisory Board, American Marketing Association, Atlanta Chapter

Former Directorships/Advisory Boards:

Cyber Dialog (n/k/a Fulcrum Analytics)

Screen4Me

A.C. Nielson Masters in Marketing Research Program

American Marketing Association Foundation

We believe that the individual attributes of each of our directors as described above, along with their leadership skills and other collective experience, provide us with perspectives and viewpoints to advance the long-term interests of our shareholders.

Executive Officers

Theodore P. Schrafft, President

Mr. Schrafft, 59, has served as our President since July 2006 and previously served in various executive positions with us since October 1997, including as President of our former Conferencing & Collaboration business unit and President of our former Voice and Data Messaging division. From June 1996 until October 1997, he served as President and Chief Operating Officer of Voicecom Systems, Inc., an integrated messaging and 800-based services company, which was acquired by us in October 1997. Mr. Schrafft serves as a member of the board of Junior Achievement of Georgia, Inc.

David E. Trine, Chief Financial Officer

Mr. Trine, 55, has served as our Chief Financial Officer since March 2009 and as our Executive Vice President, Finance since February 2009. He was Chief Financial Officer of LexisNexis Risk & Information Analytics Group, a Reed Elsevier company, from September 2008 to February 2009. Mr. Trine served in various roles at ChoicePoint, Inc., which is now part of LexisNexis, including as Chief Financial Officer and Senior Vice President, from October 2005 to September 2008, Treasurer from February 2000 to October 2005 and Vice President, Finance and Accounting and Corporate Controller from August 1987 to February 2000.

David M. Guthrie, Chief Technology Officer

Mr. Guthrie, 48, has served as our Chief Technology Officer since February 2004 and previously served as our Chief Strategy Officer from February 2003 to February 2004. Prior to joining us, Mr. Guthrie was a Partner with

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Fuqua Ventures, LLC from February 2000 to February 2003. He was Senior Vice President, Technology and Content of WebMD from January 1996 to February 2000. From September 1990 to January 1996, Mr. Guthrie was Chief Technology Officer of ISSI, Inc. (n/k/a DevGuru.com).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Officers and Directors

The following table sets forth to the best of our knowledge certain information as of April 9, 2015, unless otherwise noted, regarding the beneficial ownership of our voting stock by:

•	each of our current directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

As of April 9, 2015, there were 46,475,974 shares of our common stock issued and outstanding. Unless otherwise indicated, the address for each person named below is 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Owned
Boland T. Jones	3,276,233 (2)	7.1
David E. Trine	275,064 (3)	*
Theodore P. Schrafft	359,502 (4)	*
David M. Guthrie	195,679 (5)	*
John F. Cassidy	—	*
K. Robert Draughon	35,859 (6)	*
John R. Harris	50,046 (7)	*
W. Steven Jones	50,618 (8)	*
Raymond H. Pirtle, Jr.	12,708 (9)	*
J. Walker Smith, Jr.	69,848 (10)	*
All current executive officers and directors as a group (10 persons)	4,325,557	9.3

_________

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares.

(2)	Includes 1,345,501 shares and 594,651 restricted shares held of record by Mr. Boland Jones, 4,738 shares held in our 401(k) plan for the benefit of Mr. Jones, 590 shares held of record by Mr. Jones’ spouse for which Mr. Jones holds the right to vote pursuant to an irrevocable proxy granted by Mr. Jones’ spouse to Mr. Jones and 1,330,753 shares held by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC, a limited liability company whose only members are Mr. Jones and his spouse. Does not include the following shares for which Mr. Jones disclaims beneficial ownership: 55,427 shares held in a grantor retained annuity trust and 450 shares held of record by Mr. Jones’ spouse, as custodian for the benefit of two unrelated minor children under the Uniform Gifts to Minors Act.
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(3)	Includes 139,410 shares and 135,654 restricted shares held of record by Mr. Trine.

(4)	Includes 156,966 shares and 197,799 restricted shares held of record by Mr. Schrafft and 4,737 shares held in our 401(k) plan for the benefit of Mr. Schrafft.

(5)	Includes 101,663 shares and 94,016 restricted shares held of record by Mr. Guthrie.

(6)	Includes 35,459 shares held of record by Mr. Draughon and 400 shares as custodian for the benefit of his minor children under the Uniform Gift to Minors Act.

(7)	Includes 50,046 shares held of record by Mr. Harris and does not include 34,371 shares of which Mr. Harris elected to defer receipt.

(8)	Includes 14,671 shares held of record by Mr. Steve Jones and 35,947 shares held by his trust.

(9)	Includes 12,208 shares held of record by Mr. Pirtle and 500 shares held of record by Mr. Pirtle’s spouse.

(10)	Includes 68,848 shares held of record by Mr. Smith and 1,000 shares held of record jointly by Mr. Smith and his spouse.

Principal Shareholders

The following table sets forth to the best of our knowledge each person (other than management) who is known by us to be the beneficial owner of more than five percent of any class of our voting securities as of December 31, 2014 based on filings made under Section 13(d) and Section 13(g) of the Exchange Act.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Owned
Pembroke Management, LTD	3,922,210 (1)	8.3
Goldman Sachs Asset Management	3,511,820 (2)	7.5
BlackRock, Inc.	3,362,422 (3)	7.1
The Vanguard Group	2,668,371 (4)	5.7

___________

(1)	On February 9, 2015, Pembroke Management, LTD, or Pembroke, (1002 Sherbrooke Street West, Suite 1700, Montreal, Quebec H3A 354) filed a Schedule 13G with the SEC, which states that Pembroke is an investment adviser and beneficially owns 3,922,310 shares of our common stock with sole voting and dispositive power over 3,922,210 shares. According to the Schedule 13G, none of Pembroke’s clients individually owns five percent or more of our common stock.

(2)	On February 11, 2015, Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC, collectively referred to as Goldman Sachs Asset Management, (200 West Street, New York, NY 10282) filed a Schedule 13G/A with the SEC, which states that Goldman Sachs Asset Management is a registered investment adviser and beneficially owns 3,511,820 shares of our common stock, without sole voting or dispositive power, shared voting power over 3,320,857 shares and shared dispositive power over 3,511,820 shares. According to the Schedule 13G/A, Goldman Sachs Asset Management’s client Goldman Sachs Small Cap Value Fund has the right to receive or power to direct the receipt of dividends from or proceeds from the sale of more than five percent of our common stock.

(3)	On January 26, 2015, BlackRock, Inc., or BlackRock, (55 East 52nd Street, New York, New York 10022) filed a Schedule 13G/A with the SEC, which states that BlackRock is a parent holding company and beneficially owns 3,362,422 shares of our common stock with sole voting power over 3,198,447 shares and sole dispositive power over 3,362,422 shares. According to the Schedule 13G/A, none of BlackRock’s subsidiaries individually owns five percent or more of our common stock.

(4)	On February 10, 2015, The Vanguard Group, or Vanguard, (100 Vanguard Blvd., Malvern, PA 19355) filed a Schedule 13G with the SEC, which states that Vanguard beneficially owns 2,668,371 shares of our common stock with sole voting power over 74,124 shares, sole dispositive power over 2,600,447 shares and shared dispositive power over 67,924 shares. According to the Schedule 13G, none of Vanguard’s subsidiaries individually owns five percent or more of our common stock.
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COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed the following Compensation Discussion and Analysis section of this proxy statement with management, and based on such review and discussions, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our proxy statement.

The foregoing report has been submitted by the following members of the compensation committee.

John R. Harris, Chairman
K. Robert Draughon

The foregoing Report of the Compensation Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the SEC or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this report by reference in any of those filings.

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COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program is designed to deliver on our commitment to build long-term shareholder value and to pay for performance by using a balanced framework aligned with our key strategic company objectives.

Executive Summary

2014 Company Performance

In 2014, PGi continued to deliver meaningful progress against our long-term strategic objective to transition our company to a software model, meeting or exceeding each of the key financial goals we outlined for investors at the beginning of 2014. Our key strategic investments, acquisitions and decisive actions during the last several years have positioned us as the world’s largest dedicated collaboration software and services company. As a result of these actions, which entailed added expense in the short term with the objective of enhanced profitability over the long term, we have emerged as a company poised for accelerated growth. We believe the success of our efforts is reflected in the expansion of our UC&C product portfolio, which increases our total addressable market opportunity to approximately $28 billion in aggregate in 2018 (Source: Wainhouse Research and IDC).

Our strong financial and strategic performance set forth below provides significant context for compensation decisions in 2014 and will continue to affect decisions for 2015. In addition, despite continued challenges with stock price fluctuations, we believe that our executives’ compensation appropriately reflects our improved financial performance during this pivotal transformational period for our company. Our compensation committee remains mindful of these challenges and is committed to motivating our executive officers based on execution against our long-term strategy for value creation.

Key Operating Metrics Growth
(1-Year)
15%
10%
5%
0%
Revenue
Adjusted EBITDA*
Non-GAAP EPS*

SaaS Revenue Growth
2012
2013
2014
77%
58%
$19M
$34M
$53M

Normalized Free Cash Flow
Per Share*
2010
2011
2012
2013
2014
$0.42
$0.71
$0.86
$1.08
$1.15

Financial

•	Grew net revenue by approximately 8% over 2013, despite a negative impact of approximately 0.5% from fluctuations in foreign currency exchange rates
•	Generated double digit growth over 2013 of approximately:
o	10% in adjusted EBITDA*
o	13% in non-GAAP EPS*
•	Grew SaaS revenue by approximately 58% over 2013 and exited 2014 with more than 12% of our total revenue from UC&C SaaS products
•	Generated significant normalized free cash flow of $1.15 per share*
•	Improved our annual gross margin by almost two percentage points
•	Increased the borrowing capacity, extended the term and improved the pricing and covenants of our credit facility

____________

*	See Appendix A to this proxy statement for the calculation of non-GAAP financial measures and for a reconciliation to the most directly comparable GAAP measures

Strategic

•	Expanded our UC&C product portfolio and addressable market opportunity:
o	Completed strategic acquisitions:
➢	TalkPoint (closed Q3 2014 - webcasting)
➢	Central Desktop (closed Q4 2014 - team workspaces)
➢	Modality (closed Q1 2015 – Microsoft Lync services and software)
o	Continued product innovation:
➢	Released version 3.5 of iMeet, with increased meeting capacity and recording, video streaming, meeting minutes and guest access screen sharing functionalities
➢	Launched our iMeetLive webcasting platform and iMeet® AgendayTM smart calendar app
➢	Integrated PGi’s global hybrid IP audio conferencing network with Microsoft Lync Server 2013 and with Cisco Collaboration Meeting Rooms
➢	PGi and iMeet awarded two Stevie Awards at The 2014 American Business Awards - gold for "Company of the Year" and silver for its iMeet app for Android
➢	Agenday won The Best Model App Awards - platinum for “Best Mobile Calendar”
o	Expanded our global distribution by entering into a strategic alliance with Thinking Phone Networks

Commitment to Return Value to Our Shareholders

Total Shareholder Return (TSR)

•	Delivered double digit three- and five-year cumulative TSR

Share Repurchase Program

•	Repurchased an aggregate total of approximately $59 million, $22 million, $28 million, $1.4 million and $25 million in 2010 through 2014, respectively, of shares of our common stock
•	Additional share repurchases of an aggregate total of approximately $14 million in the first quarter of 2015
•	Over 2 million shares remain available for repurchase under our board-approved stock repurchase program

COMPARISON OF 3-YEAR CUMULATIVE TOTAL RETURN*

Despite delivering double-digit one-year TSRs in 2011 through 2013, 2014 proved to be more challenging than anticipated from a TSR perspective.

Among Premiere Global Services, Inc., the S&P 500 Index, S&P 500 Software & Services Index and Peer Group

	12/31/11	12/31/12	12/31/13	12/31/14
Premiere Global Services, Inc.	100.00	115.47	136.84	125.38
S&P 500	100.00	116.00	153.58	174.60
S&P 500 Software & Services	100.00	119.49	157.67	181.71
Peer Group**	100.00	110.52	165.07	167.17

____________

*	This graph shows the cumulative three-year TSR of our common stock or the applicable index for fiscal years 2012, 2013 and 2014 and assumes an investment of $100 on December 31, 2011, including reinvestment of dividends. The stock price performance in this graph is not necessarily indicative of the future performance of our common stock. Total return calculations were prepared by the Research Data Group. The information provided in this table and graph shall not be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act, other than as provided in Item 201 to Regulation S-K under the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filings under the Securities Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference.

**	This graph does not include the TSR of the following peer group companies, which have been acquired and, therefore, were not publicly traded at 2014 year-end: Concur Technologies, Inc., Digital River, Inc. and TIBCO Software Inc.

Commitment to Pay for Performance

•	Our executive compensation program aligns pay with performance. The pay components of our named executive officers’ total target compensation for 2014 were approximately:
	At- Risk% *	Performance- Based% *	Equity- Based% *
CEO	80	50	60
Other NEOs (average)	70	50	50

_________

*	Including special SaaS overachievement performance awards would increase these percentages by approximately 2% for our CEO

CEO Pay Components*

•	Excludes perks and SaaS overachievement performance awards
•	No increases in base salaries, target bonus opportunities, perquisites or severance amounts for each of our CFO and CTO since 2009, for our President since 2008 and for our CEO since 2005
•	Only compensation plan change in 2014 was implementation of special SaaS overachievement performance awards in order to incentivize our executive officers to accelerate our transition to a software model

•	Direct correlation between CEO pay and company performance, as demonstrated in the charts below:
o	Indexed TSR

CEO Pay for Performance
(TSR)
Total Compensation*
(in millions)
Indexed TSR**
$6
$5
$4
$3
$2
$1
$0
$150
$125
$100
$75
$50
$25
$0
2012
2013
2014
Reported Compensation
Realized Compensation
TSR

____________

*	Total compensation is calculated based on our Summary Compensation Table
**	Assumes investment of $100 on December 31, 2011, including reinvestment of dividends

o	Compensation program performance targets tied to our key operating metrics

CEO Pay for Performance
(STI)
Total Compensation*
(in millions)
Revenue
(in millions)
$6
$5
$4
$3
$2
$1
$0
$600
$500
$400
$300
$200
$100
$0
2012
2013
2014
Compensation
Revenue

CEO Pay for Performance
(Annual LTI Program)
Total Compensation*
(in millions)
$6
$5
$4
$3
$2
$1
$0
Non-GAAP EPS**
(in dollars)
$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
2012
2013
2014
Total Compensation
Non-GAAP EPS

CEO Pay for Performance
(STI)
Total Compensation*
(in millions)
Adjusted EBITDA**
(in millions)
$6
$5
$4
$3
$2
$1
$0
$120
$100
$80
$60
$40
$20
$0
2012
2013
2014
Compensation
Adjusted EBITDA

CEO Pay for Performance
(SaaS Overachievement)
Total Compensation*
(in millions)
SaaS Revenue
(in millions)
$6
$5
$4
$3
$2
$1
$0
$60
$50
$40
$30
$20
$10
$0
2012
2013
2014
Total Compensation
SaaS Revenue

___________

*	Total compensation is calculated based on our Summary Compensation Table
**	See Appendix A to this proxy statement for the calculation of non-GAAP financial measures and for a reconciliation to the most directly comparable GAAP measures

•	Increasingly challenging and aggressive performance targets for incentive awards demonstrated by:
o	No executive officer achieving 100% of their target incentives in 2014
o	No executive officer achieving maximum incentives in the last nine years

•	Our CEO’s target and actual 2014 pay is below the 50th percentile of target pay for our peer group

____________

*	Target pay excludes special SaaS overachievement performance awards

Consideration of Say-on-Pay Votes on Executive Compensation

More than 95% shareholder support for 2014 say-on-pay

At our 2014 annual meeting, our shareholders approved our executive compensation program, with approximately 95.6% of our shareholders voting for our say-on-pay proposal. While we were pleased with our strong shareholder support again last year, our compensation committee remains mindful of our ongoing focus to further strengthen the link between our executive compensation programs and our financial performance.

Impact of 2014 Business Results on Executive Compensation

2014 was another year of significant financial and strategic performance improvement for our company. We continued to make meaningful progress against our strategic initiatives to transition PGi to a software model in order to increase the market opportunity for our next-generation collaboration products, as evidenced by the key highlights of our financial and strategic accomplishments set forth in “— Executive Summary.” We believe that the efforts of all of our associates worldwide, in particular the leadership of our named executive officers, allow us to continue to successfully navigate our company’s transition to a new model collaboration software and services business built on our solid audio conferencing foundation. This continued transition produced higher margins and growth opportunities that strengthened our business and improved customer and shareholder value.

Despite our strong 2014 results delivering on all of our key operating metrics, our stock price remains volatile with an overall one-year TSR decline in 2014. While investors and financial analysts are beginning to value our company on a “sum-of-the-parts” analysis, which we believe will ultimately lead to a higher value attributed to our stock, our near-term stock price continues to be negatively affected by factors both within and outside of our control. Items within our control include modest declines in our organic revenue growth in 2014, primarily resulting from continuing challenges in our traditional audio conferencing business, including the partial loss of one of our larger enterprise customers as previously disclosed in the third quarter of 2013, and incentives to migrate these base customers to our more profitable UC&C SaaS solutions. In addition, we previously announced plans to reinvest excess earnings and cash flow into strategic initiatives to further accelerate our transition. While the decisive actions within our control may negatively affect our near-term ability to grow EPS at historical rates, we believe that we are laying the groundwork for enhanced profitability over the long term. Items outside our control include the recent historic strengthening of the U.S. dollar against many key foreign currencies, which has negatively impacted, and may continue to impact, our reported revenue and earnings and continued price compression in our traditional audio conferencing business, both of which we believe are consistent in the industries in which we compete.

The continued growth in our SaaS revenue, which generates gross margins that are approximately 25 points higher than our current corporate average, provides further support that our strategic efforts are positively affecting our long-term value, with our fourth quarter 2014 gross margin of 59.7% at the highest level since the first quarter of 2010. We are confident that our ability to execute on our long-term strategy will deliver higher value to our shareholders and further strengthen our company’s position as the world’s largest dedicated provider of collaboration software and services. Our compensation committee believes it is important to continue to motivate our executive officers by providing incentives focused on key operating metrics to further accelerate our SaaS growth initiatives while remaining focused on long-term value creation during times of short-term stock price fluctuations and company transition as we position ourselves for sustainable future growth.

Consideration of Say-on-Pay Votes on Executive Compensation and Shareholder Outreach Efforts

We believe that our ongoing shareholder outreach efforts have strengthened our compensation program, as well as our understanding of any shareholder concerns and the issues on which our shareholders are focused. Our consideration of this feedback is evidenced by our strong shareholder support again last year, with approximately 95.6% of our shareholders voting for our say-on-pay proposal. We sought shareholder feedback and engaged in substantive discussions relating to our executive compensation program again in 2014 with many of our top 20 institutional investors, including all of our 5% or greater shareholders, as well as responding to investors who own smaller percentages who had previously engaged with us. While not all of these investors chose to engage in a dialogue with us about our executive compensation program, we continue to invite discussions with all of our shareholders and to explore ways to continue to further improve our compensation program and practices. In addition, we have also maintained an active dialogue with leading proxy advisory firms in recent years in order to better understand their evaluation of our executive compensation programs.

We appreciated the opportunity to engage in thorough discussions about our executive compensation program, and a number of our shareholders informed us that the dialogue had enabled them to increase their understanding of our program. Several of our shareholders focused our discussions on matters related to various internal and external compensation screening models used by them in formulating their voting decisions, specifically the valuation of equity awards (including the difference between reported and realized value) and a consideration of the merits of disclosure of performance goals with the potential for competitive harm to our business. In addition,

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some of our shareholders provided suggestions to further enhance and simplify our executive compensation disclosure. We continue to value the insights we gain through such discussions. Further, we believe that we have been responsive to specific shareholder concerns over the past few years by implementing a number of our shareholders’ recommended and meaningful enhancements, as discussed in “— Compensation Practices that Benefit Our Shareholders.”

Compensation Practices that Benefit Our Shareholders

Our executive compensation program is characterized by the following key practices and policies that reinforce our retention strategies while implementing what our compensation committee considers to be best practices to drive performance and align our executive officers’ interests with those of our shareholders:

What We Do

✓	Align pay with company performance through our renewed commitment to pay-for-performance, with at least 50% of awards granted under our annual LTI performance-based program
✓	Intend for a significant portion of executive compensation to be at risk, either in the form of incentive cash bonuses or LTI awards, to align compensation with sustained shareholder value
✓	Engage in ongoing shareholder outreach efforts
✓	Utilize an independent compensation consultant engaged by, and reporting directly to, our compensation committee who provides no other services to our company
✓	Utilize multiple performance goals, which decrease the named executive officers’ incentive to focus on a single performance metric to the detriment of others
✓	Utilize challenging performance targets, consisting of clearly defined and measurable financial and non-financial metrics
✓	Include thresholds and caps for both cash and equity-based incentive awards that define a minimum level achievement before any payout is earned and protects against unintended excessive payouts
✓	Maintain robust ownership guidelines for our named executive officers and directors
✓	Utilize a compensation clawback policy
✓	Mitigate potential dilutive effect of equity awards through our board-approved share repurchase program

What We Don’t Do

Ð	No employment agreements for our named executive officers
Ð	No guaranteed salary increases or guaranteed bonuses
Ð	No single trigger severance payments or vesting acceleration upon a change in control for equity awards assumed by the acquiring company
Ð	No excise tax gross-ups
Ð	No pension plans or supplemental executive retirement plans
Ð	No repricing or replacing underwater stock options without shareholder approval
Ð	No engaging in speculative transactions in our securities by our named executive officers, directors and other designated employees
Ð	No current payment of dividends or dividend equivalent rights on unvested shares of our LTI awards

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Executive Compensation Program Objectives

We believe that the performance and contribution of our named executive officers are critical to our overall success. The goal of our executive compensation program is the same as our goal for operating our company – to create long-term value for our shareholders. Our objective is to have a compensation program that will allow us to attract and retain highly-qualified executives, motivate them to achieve our overall business objectives, reward superior performance and align the interests of our executive officers with our shareholders. We believe that in order to effectively accomplish these objectives our program must:

•	provide our executive officers with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent;

•	tie a significant portion of each executive officer’s compensation to performance and success in achieving our business strategy, management initiatives and financial, operational and other goals through at-risk incentive awards;

•	provide an appropriate balance of rewards for the short- and long-term financial and strategic business decisions needed to ensure sustained business performance over time without encouraging excessive risk taking;

•	provide meaningful upside opportunities for exceptional performance, which may result in differentiated compensation among executive officers based on performance; and

•	closely align our executive officers’ interests with those of our shareholders by making equity-based incentives a core element of our executive compensation program.

Executive Compensation Determinations and Assessments

Role of the Compensation Committee

Our compensation committee is responsible for setting and approving the compensation of our named executive officers. Information about the compensation committee and its composition, responsibilities and operations can be found under “Corporate Governance Matters — Committees of the Board of Directors — Compensation Committee.”

Our goal is to reward the achievement of performance objectives and the assumption of additional responsibilities by our named executive officers. Determinations and assessments of executive compensation primarily are driven by the consideration of:

•	information regarding the compensation levels, programs and practices for comparable executive positions at certain similarly-situated companies; and

•	company and individual performance, which results in a significant portion of the total compensation of each executive officer being at risk based on short- and long-term performance.

Role of Management

Certain of our named executive officers participate in gathering and presenting facts relating to compensation matters as requested by our compensation committee. Our CEO participates in discussions and makes compensation recommendations to our compensation committee with respect to executive officers other than himself, but does not participate in the final determination of his own compensation. In making these recommendations, our CEO evaluates and considers our other executive officers’ performance, scope of responsibilities and accountability for overall company objectives and their compensation in relation to other executive officers. Our compensation committee considers these recommendations, along with their own assessment of each executive officer’s individual performance and overall contribution to our company, in determining the compensation for each of our executive officers.

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Role of the Independent Compensation Consultant

As needed and pursuant to authority under its charter, our compensation committee may periodically retain outside compensation consultants and advisers to provide analysis of compensation packages of other companies in order to gauge the competitiveness of our programs. Our compensation committee generally retains an independent compensation consultant to complete a study of our executive compensation on an annual basis to review and comment on our existing compensation programs, to assist us with the design of future programs that enhance our pay-for-performance philosophy and to more closely align our compensation practices with shareholder value.

In the fall of each of 2012 and 2013, our compensation committee engaged Aon Hewitt as its independent compensation consultant to conduct a comprehensive study of our executive compensation. Our compensation committee also subsequently engaged Aon Hewitt again in the fall of 2014 to conduct total compensation studies of our non-employee directors and executive compensation programs.

Aon Hewitt annually certifies to our compensation committee the independence of its executive compensation services and adherence to strict independence policies, practices and procedures. Aon Hewitt does not perform any other services for us. Our compensation committee reviewed its relationship with Aon Hewitt and considered all relevant factors including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. Based on this review, our compensation committee believes that there is no conflict of interest raised by the work performed by Aon Hewitt.

Role of Peer Companies and Competitive Market Data

Aon Hewitt provided an analysis of relevant market data relating to the compensation of our named executive officers derived from a peer group of comparable companies. Our peer group for 2014 consisted of the following companies:

• Blackbaud, Inc.	• Epiq Systems, Inc.	• The Ultimate Software Group, Inc.
• Concur Technologies, Inc.*	• Informatica Corporation	• TIBCO Software Inc.*
• DealerTrack Technologies, Inc.	• NetSuite Inc.	• Verint Systems Inc.
• Digital River, Inc.*	• RealPage, Inc.	• VeriSign, Inc.

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*	These peer group companies have been acquired and, therefore, were not publicly traded at 2014 year end. While not included on our 2014 stock performance graph, these companies were a part of our 2014 peer group.

Aon Hewitt recommended these companies because they are similarly situated to us in terms of size and industry, they have executive officer positions that are comparable to ours in terms of breadth and scope of responsibilities and we compete with them for director and executive talent. In constructing our peer group, our compensation committee, with Aon Hewitt’s assistance, included SaaS companies within Standard and Poor’s Global Industry Classification Standard, or GICS industry group, for “Information Technology — Software & Services,” including application systems or Internet software companies. Our compensation committee also considered companies that were in potential peer companies’ own compensation peer groups. While not necessarily direct competitors of ours, our peer group includes companies that frequently offer their services through online, on-demand or subscription business models similar to ours. Our compensation committee only selected peer companies that fell within the range of 0.5 to 2.0 times our revenue, with our revenue above the peer group median at the 57th percentile. In addition, our peer group excludes certain direct competitors listed in our annual report on Form 10-K for the year ended December 31, 2014, because while such companies may offer competing services their revenues fell outside this range. Our peer group has not changed since 2012 (other than excluding companies that were acquired and no longer publicly traded). Our compensation committee revised our peer group in 2012 to more closely align it with our company’s strategy, focus and size, particularly in light of the sale of our PGiSend messaging business in late 2010 and our continued transition to a SaaS business model.

Aon Hewitt analyzed base salary, target bonus, long-term incentives and total target compensation of our named executive officers relative to the peer group. Our compensation study concluded that the total target compensation for each of our executive officers was at or below the 50th percentile of our peer group, primarily due

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to below-market LTI opportunities. Our compensation committee does not target or set compensation at a specific percentile of the peer group data or apply a specific formula to determine any adjustments to overall or individual executive pay. Instead, our compensation committee considers the results of the compensation study and the publicly-available compensation data as reported by our peer group as one of many factors and as a basis for general guidance and comparison in determining compensation for our executive officers. Accordingly, our compensation committee used the findings of our compensation study in determining the relative amounts of the elements of the compensation of our executive officers for 2014.

Internal Pay Consideration

Our compensation committee generally strives to maintain internal pay equity among our named executive officers, while recognizing that exceptional performance on the part of any one executive can result in differentiated compensation among our executive officers. For example, our CEO’s 2014 total target compensation is approximately 2.08 times our next highest paid officer and 2.98 times the average of our other named executive officers, which our compensation committee believes is reasonable. In addition, our CEO’s compensation package differs from that of our other executive officers given his role and responsibilities for the management and strategic direction of our company as a whole, as well as his substantial obligations as the voice and vision of our company. Our compensation committee also recognizes that he was our founder and has been a contributing factor to our success since our inception.

Elements of Our Executive Compensation Program

Our executive compensation program consists primarily of the following integrated components: base salary, incentive cash bonuses and long-term equity incentive awards, which together make up an executive officer’s total direct compensation in a given year or performance period. This program is rounded out with perquisites and other executive benefits and severance arrangements. Our compensation committee has chosen these elements of compensation in order to create flexible packages that reflect the long-term interests of our business while rewarding both the achievement of the short- and long-term performance goals of our company and the individual named executive officer.

Compensation Component	Link to Compensation Objectives	Key 2014 Actions
Base Salary	Fixed compensation component for performing day-to-day responsibilities, intended to compensate executive officers for level of position held.	No base salary increases in 2014.
Incentive Cash Bonuses	Variable, performance-based compensation component to motivate and reward achievement of our short-term financial and strategic objectives.	No target bonus opportunity increases in 2014. Total potential payouts range from 0% to 150% of target performance. Our executive officers achieved 95.4% of the possible target incentive cash bonus payouts against our shared financial metrics.
Long-Term Equity Incentive Awards	At-risk compensation component with combination of performance shares and restricted stock awards. Amount actually earned will vary based on company performance and stock appreciation. Aligns our executive officers’ long-term compensation interests with our shareholders’ investment interests and creates a retention incentive through multi-year vesting and performance cycles.

Annual LTI program utilizing non-GAAP EPS financial metric over a two-year performance period with an additional one-year time-based vesting requirement.

Implementation of special SaaS overachievement performance awards to drive growth on this key operating metric.

Our executive officers achieved 96.7% of the annual LTI metric and 113.2% (capped at 100%) of the SaaS overachievement metric.

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Compensation Component	Link to Compensation Objectives	Key 2014 Actions
Prerequisites and Other Executive Benefits	Limited perquisites offered to provide business-related benefit to our company and to ensure competitiveness to attract and retain executive officers.	No changes to types of perquisites in 2014.
Post-Employment Compensation	Severance arrangements intended to provide temporary income following an executive officer’s involuntary termination of employment and, in the case of a change in control, to also provide continuity of management and a measure of financial motivation to eliminate, or at least reduce, any reluctance of our executive officers to pursue change in control transactions that may be in the best interest of our shareholders.	No increases in severance amount formulas in 2014. No employment agreements for our executive officers. Utilize double trigger equity award acceleration upon a change in control. No pension plans or supplemental executive retirement plans offered.

Our compensation committee did not increase base salaries, target bonus opportunities, LTI equity award opportunities, perquisites or severance amounts and determined not to grant SaaS overachievement awards for any of our executive officers in 2015.

Base Salary

Base salary is a fixed component of each named executive officer’s total direct compensation, in contrast to incentive and equity compensation, which is at risk based on performance, continued employment or both. Other elements of our executive compensation, such as incentive cash bonuses, are determined as a percentage of base salary. In setting base salaries, our compensation committee considers the executive officer’s experience, length of service, scope of responsibility and accountability and personal contribution to the financial and operational performance of our company.

The table below sets forth the annual base salaries of our named executive officers for 2014, as well as the year-over-year percentage change and the date the salary went into effect:

Named Executive Officer	2014 Salary ($)	Change from 2013 (%)	Salary Effective Since
Boland T. Jones	900,000	—	January 1, 2005
David E. Trine	375,000	—	February 19, 2009
Theodore P. Schrafft	500,000	—	January 23, 2008
David M. Guthrie	400,000	—	June 30, 2008

Incentive Cash Bonuses

We design our incentive cash bonuses to reward our named executive officers for short-term performance and the achievement of financial and strategic results on a quarterly and annual basis. Each executive officer’s bonus is at risk based on how well our company and the executive officer perform.

All of our named executive officers were eligible for incentive cash bonuses in 2014, with 80% of the target bonuses for our executive officers for the calendar year allocated to the achievement of quarterly targets (20% per quarter) and 20% allocated to the achievement of annual targets. Because financial bonus metrics are based upon cumulative rather than stand-alone quarterly targets, we effectively pay 40% of bonuses based on annual targets. We do not guarantee any bonus for any of our executive officers.

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Target Opportunities

Our incentive cash bonuses are designed to focus management attention and effort on the attainment of objective financial and strategic performance goals. Each named executive officer is assigned a target award opportunity, expressed as a percentage of base salary, as further described below. Each executive officer’s bonus depends on his performance against pre-established objectives, which can be 0% for failure to achieve minimum threshold performance or as much as 150% of the target opportunity for overachievement on superior performance.

The table below sets forth the annual target bonus opportunity of our named executive officers for 2014, as well as the year-over-year percentage change and the date the target bonus opportunity went into effect:

Named Executive Officer	2014 Target Bonus Opportunity (as a % of base salary)	2014 Target Bonus Opportunity ($)	Change from 2013 (%)	Target Bonus Opportunity Effective Since
Boland T. Jones	100	900,000	—	January 1, 2005
David E. Trine	60	225,000	—	January 21, 2010
Theodore P. Schrafft	150	750,000	—	January 23, 2008
David M. Guthrie	60	240,000	—	January 21, 2010

Performance Goals

Each named executive officer’s performance and contribution towards the success of our company is reflected in what he receives as an incentive cash bonus. These incentives reflect an assessment of an executive officer’s contribution to our achievement of corporate goals, including financial measures, as well as the degree of challenge in their position. Our compensation committee establishes performance goals each year, generally in January, using pre-determined, objective targets based upon company financial metrics, as well as certain individual objectives based upon company strategic initiatives depending on each executive officer’s role in our company. The performance objectives are based on our budget each year as approved by our board generally in December of the prior year. We believe that these performance goals appropriately motivate our executive officers to meet company objectives which, if achieved, will result in value to our shareholders.

Specific performance goals and the relative weightings varied among our named executive officers depending on individual position, priorities and effects on financial results and represent areas where our compensation committee believes that our executive officers should focus their energies to drive growth in our business. We believe that this individual assessment promotes accountability for each executive officer’s performance and helps differentiate our executive compensation based on performance.

Bonus criteria for all of our named executive officers:

•	include shared financial metrics of revenue and adjusted EBITDA as performance targets;

•	are based on constant foreign currency exchange rates; and

•	provide an opportunity to achieve greater than 100% of the target opportunity for superior financial performance, with sliding scales and data between points interpolated on a straight-line basis, based upon cumulative rather than stand-alone quarterly targets.

We believe that including shared financial metrics and increased bonus opportunity for overachievement in our named executive officers’ bonus criteria is appropriate because our executive management group needs to operate as a team to achieve our company objectives. In addition, we fund the bonus pool for other eligible employees based upon our achievement of these shared financial metrics. In January 2014, our compensation committee approved the performance targets for incentive cash bonuses for 2014 for our named executive officers, as set forth below:

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Each of our named executive officers may earn between 70% and 150% of target bonus awards applicable to revenue and adjusted EBITDA criteria in the differing percentages set forth above based on a sliding scale for achievement of at least 90% to greater than or equal to 110% of goals related to these bonus criteria. This sliding scale is set forth below, with data between points interpolated on a straight-line basis:

Performance Percentage of Target	Payout Percentage of Bonus Earned
<90	0
90	70
95	85
100	100
105	125
110 or greater	150

Our CFO’s network margin metric is also subject to the sliding scale set forth above. Our CTO’s technology development goals are not subject to this sliding scale, but are subject to pro rata achievement.

Our 2014 performance goals were based on the expectation that the global economy would grow modestly during 2014 and contemplated our continued increase in revenue growth. Our compensation committee pre-established such goals on a constant currency basis to exclude distortions of fluctuations in foreign currency exchange rates, which are not completely within management’s control.

Actual 2014 Year-End Results

Our actual 2014 year-end results as compared to the shared financial metrics from our 2014 budget were as follows (in thousands):

Performance Target	2014 Budget ($)	2014 Actual Results (at constant currency rates) ($) *	Achievement (%)	Payout (%)
Revenue	570,024	567,848	99.6	98.9
Adjusted EBITDA	105,894	101,173	95.5	86.6

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*	See Appendix A to this proxy statement for calculation of these non-GAAP financial measures and for reconciliation to the most directly comparable GAAP measures.

We do not publicly disclose certain specific quarterly or annual operating objectives, which are based on our confidential, internal operating plan for the fiscal year. We generally do not provide public financial guidance on a quarterly basis and only provide annual ranges for revenue and earnings. We are not disclosing the specific quarterly or annual performance targets for the other goals discussed above because we believe such disclosure would cause us

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competitive harm by providing competitors and other third parties with insights into our targeted financial metrics and planning process that may indicate the priority we place on certain strategic initiatives. For example, we do not disclose our CFO’s network margin goals as they are calculated using specific detail about our cost strategies included in line items to our financial statements related to our costs associated with telecommunications service and third-party web providers. Similarly, our CTO’s technology goals are linked directly to releases of, and enhancements and upgrades to, our UC&C SaaS solutions, which are inherently sensitive in nature and reflect the intended timing of the introduction of our new services. We believe that competitors could use this information in devising their own market and growth strategies in attempts to compete more successfully with us.

The performance targets are intended to be challenging, but realistic and reasonable, in order to drive sustainable growth and performance and are generally set at amounts to show improvement over prior years as demonstrated in the chart below (in thousands):

Performance Target	2012 ($)	2013 ($)	2014 ($)
Revenue	492,514	529,008	570,024
Adjusted EBITDA	88,447	98,222	105,892

Overall, we believe that our incentive cash bonuses require strong performance in order to achieve target compensation and that our named executive officers’ relative pay is aligned with relative performance.

Despite continued improvement in our financial results in 2014, we only achieved 95.4% of the possible target incentive cash bonus payouts against our shared financial metrics. The following chart illustrates the achievement against target and maximum incentive cash bonus payouts for our CEO from 2010 – 2014, which we believe demonstrates the challenging nature of our financial targets:

Performance against our shared financial metrics and the network margin and technology development metrics resulted in the following percentage achievement against target in each quarter and for fiscal year 2014:

Percentage Achievement

Performance Target	Q1	Q2	Q3	Q4	Annual
Revenues	100.2	99.3	99.1	99.6	99.6
Adjusted EBITDA	100.0	98.8	97.0	95.5	95.5
Network Margin	100.7	100.0	99.8	100.7	100.7
Technology Development	93.8	91.7	93.8	90.0	92.3
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Based on these achievements, our named executive officers earned the following 2014 bonuses as a percentage of their target bonus award payouts:

Named Executive Officer	Target ($)	Actual ($)	Percentage of Target
Boland T. Jones	900,000	858,831	95.4
David E. Trine	225,000	219,529	97.6
Theodore P. Schrafft	750,000	715,693	95.4
David M. Guthrie	240,000	225,258	93.9

The Grants of Plan-Based Awards in Fiscal Year 2014 table shows the threshold, target and maximum incentive cash bonuses that each of our named executive officers was eligible to receive in 2014. Their actual incentive cash bonus awards earned in 2014 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Equity Incentive Awards

We believe that long-term equity incentive awards reward and assist with the retention of company leaders. By aligning financial rewards with the economic interests of our shareholders, named executive officers are encouraged to be proactive and forward-looking in meeting challenges in our competitive business and in working toward achieving our long-term strategic objectives. In addition, we believe that equity incentive awards vesting over multiple years serve as an important compensation link between an executive officer’s decision making and the long-term outcomes of decisions. In order to foster this perspective, we currently use grants of restricted stock awards, or RSAs, and, to a lesser degree, restricted stock units, or RSUs, as our long-term equity vehicle for our executive officers. Our compensation committee believes that RSAs and RSUs are a useful equity award vehicle because both increases and decreases in stock price affect the value of these awards, which provides a level of incentive even during periods of general market or industry stagnation or declines, when our stock price may be affected by such conditions or when favorable company performance may not be reflected in our stock price. Both RSA and RSU awards encourage our executive officers to manage our company from the perspective of an owner with a continuing equity stake in our business. Award recommendations are made on the basis of an executive officer’s level of responsibility, contribution and value to the overall management of our company.

Annual LTI Awards

With the implementation of our annual LTI program in 2013, we eliminated our historical practice of granting triennial LTI equity awards and shifted to granting smaller, annual equity awards. In addition, we eliminated single trigger vesting acceleration upon a change in control.

Pursuant to our renewed commitment to pay-for-performance adopted in 2012, annual LTI awards for our named executive officers are divided equally between performance-based awards and time-based awards, which strengthened our prior practice that at least one-third of LTI shares be performance-based. Our compensation committee believes this allocation provides for a good alignment of incentives with company performance and a fair balance in the extent to which executive compensation is at risk both by being tied to the performance of our company’s business and to the value of our company’s shares.

On March 31, 2014, our compensation committee approved grants under our annual LTI award program, as well as SaaS overachievement performance awards to each of our named executive officers, as follows:

Named Executive Officer	Number of Performance- Based RSAs	Number of Time- Based RSAs	Number of SaaS Overachievement RSUs
Boland T. Jones	115,112	115,112	23,022
David E. Trine	24,979	24,979	4,996
Theodore P. Schrafft	39,550	39,550	7,910
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Named Executive Officer	Number of Performance- Based RSAs	Number of Time- Based RSAs	Number of SaaS Overachievement RSUs
David M. Guthrie	9,214	9,214	4,663

Our compensation committee selected a two-year performance period because of the inherent difficulty in setting meaningful long-term goals beyond two years given the continued uncertainty in global economic conditions, particularly during this pivotal transformation time for our company as we transition to a SaaS software business model. Our compensation committee included an additional one-year time vesting period after the performance period ends for 50% of the earned shares, so that awards earned do not fully vest until the end of a three-year period, with the final value of those shares being dependent on our stock price performance in the third year.

Our compensation committee established a specified non-GAAP earnings per share from continuing operations, or non-GAAP EPS, target as the sole performance target for our annual LTI performance-based equity awards for simplicity of administration and to incentivize our officers to achieve maximum bottom line growth. Our compensation committee also selected this target because our compensation study found that the vast majority of our peer group used an earnings target for their LTI program and because we provide financial guidance, and analysts’ estimates are based, on our non-GAAP EPS. We reconcile non-GAAP EPS to the most comparable GAAP measure in our quarterly and year-end earnings releases. In addition, we view non-GAAP EPS growth as a key long-term driver of TSR. Our compensation committee decided to utilize non-GAAP EPS as the LTI performance target in order to diversify between, and eliminate overlap from, the long- and the short-term incentive goals by incorporating an earnings component. In addition, our compensation committee considered internal pay equity in its determination to decrease the annual LTI award for Mr. Guthrie by the amount of any unvested shares from prior LTI awards as we transition to our annual program.

Up to 50% of the performance-based shares will vest based on achievement of the two-year non-GAAP EPS performance target as certified by our compensation committee on the date of the first payroll following our 2015 fourth quarter and year-end earnings release, based upon the following sliding scale, with data between points interpolated on a straight-line basis (which is the same sliding scale set forth above for our inventive cash bonus awards, capped at 100% payout):

Performance Percentage of Target	Payout Percentage of LTI Earned
<90	0
90	70
95	85
100	100

A number of shares equal to the number of shares that are earned in that first tranche will vest on March 31, 2017, provided the named executive officer is still employed by us. Any shares that are not earned upon the determination of the achievement of the performance target are forfeited. Consistent with past practice, the time-based LTI awards vest for Messrs. Jones and Schrafft in equal quarterly installments over three years and for Messrs. Trine and Guthrie in annual installments of 25%, 25% and 50% on each of the first three anniversaries of the date of grant.

SaaS Overachievement Performance Awards

Our compensation committee implemented special SaaS overachievement performance awards in 2014 in order to incentivize our executive officers to accelerate our transition to a software model. These awards were earned based on overachievement of a specified target of SaaS revenue over a one-year performance period beginning January 1, 2014 and ending on December 31, 2014. Our compensation committee established SaaS revenue as the sole performance target in order to closely align our executive officers’ incentive compensation with our key strategic corporate objective of generating annual revenue growth from our next-generation, collaboration products. Our compensation committee believes increasing the percentage of our consolidated revenues derived from our UC&C SaaS solutions will increase the valuation of our stock price and drive long-term shareholder value.

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One-half of the overachievement performance awards vested and converted to unrestricted shares of our common stock based on the overachievement of the one-year performance target in the first quarter of 2015 on the date of the first payroll following our fourth quarter and year-end earnings release for 2014 and an equal number of such awards converted to restricted shares that vest on March 31, 2016, provided the named executive officer is still employed by us. The percentage of these performance awards that may be earned was based upon a sliding scale, which provides for no payout below a specified threshold target of SaaS revenue, 50% payout upon threshold achievement up to a maximum payout capped at 100%, with data between points interpolated on a straight-line basis.

Actual 2014 Year-End Results

Our actual 2014 year-end results as compared to the LTI performance targets were as follows (in thousands):

Performance Target	2014 Target ($)	Actual Results (at constant currency rates) ($) *	Achievement (%)	Payout (%)
Non-GAAP EPS*	0.91	0.88	96.7	90.1
SaaS Revenue	47 million	53.2 million	113.2	100

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*	See Appendix A to this proxy statement for calculation of these non-GAAP financial measures and for reconciliation to the most directly comparable GAAP measures.

Approximately 90.1% of the 2013 annual LTI awards were earned by our named executive officers based on our company’s performance for non-GAAP EPS on the two-year period beginning January 1, 2013 and ending on December 31, 2014. The table set forth below presents the total shares granted, noting the total shares vested and unvested, with the remainder forfeited:

Named Executive Officer	Total Shares Granted (2013)	Total Shares Vested * (2015)	Total Shares Forfeited (2015)	Total Unvested Shares (2016) *
Boland T. Jones	125,900	56,724	12,452	56,724
David E. Trine	27,300	12,300	2,700	12,300
Theodore P. Schrafft	34,950	15,746	3,458	15,746
David M. Guthrie	17,150	7,726	1,698	7,726

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*	The first tranche vested in the first tranche in the first quarter of 2015 on the first payroll following our fourth quarter and year-end 2014 earnings release, and an equal number of shares will vest on March 31, 2016, provided the named executive officer is still employed by us.

100% of the SaaS overachievement awards were earned by our named executive officers based on our company’s overachieving by 113.2% for SaaS revenue for 2014. The table set forth below presents the total shares granted, noting the total shares vested and unvested:

Named Executive Officer	Total Shares Granted (2014)	Total Shares Vested * (2015)	Total Unvested Shares (2016) *
Boland T. Jones	23,022	11,511	11,511
David E. Trine	4,996	2,498	2,498
Theodore P. Schrafft	7,910	3,955	3,955
David M. Guthrie	4,663	2,331	2,332
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*	The first tranche vested in the first quarter of 2015 on the payroll following our fourth quarter and year-end 2014 earnings release, and an equal number of shares will vest on March 31, 2016, provided the named executive officer is still employed by us.

Perquisites and Other Executive Benefits

We provide our named executive officers with various retirement savings, health and welfare and other broad-based employee benefits generally available to all of our employees. We maintain a broad-based qualified 401(k) defined contribution plan in which our executive officers are eligible to participate, along with a substantial majority of our employees. Given the continued uncertainty of global economic conditions, we suspended any discretionary match of employee contributions indefinitely as part of our initiatives to evaluate our cost structure beginning in the second quarter of 2009. We do not offer pension plans or supplemental retirement programs to any of our employees.

We also offer limited perquisites to our named executive officers to ensure competitiveness at the senior leadership level and in order to minimize distractions from, and allow our executive officers to devote additional time to, our company initiatives. We generally provide our executive officers with some or all of the following perquisites: enhanced life insurance and supplemental disability premiums, professional fees associated with tax and estate planning and tax preparation, club membership dues, auto allowance and work place secured parking.

In addition, each year we hold a company sales incentive trip to award the top achievers in our sales and service organization. If they so choose, all participants may be accompanied by their spouse or a guest, and in certain years depending upon the location of the trip, their children. In 2014, except for Mr. Guthrie, all of our named executive officers attended the trip accompanied by their spouses, for whom we paid the cost of the trip. For information on the incremental cost of these perquisites and other personal benefits to our company, see footnote 4 to the Summary Compensation Table. In addition, on certain occasions, a named executive officer’s spouse or other family member may accompany him while traveling on business on a charter flight when such family member is invited to attend an event or for an appropriate business purpose or if the aircraft is already flying to a destination for business purposes. In each of those instances in 2014, the additional incremental costs as a result of any family members accompanying such officers was considered to be de minimis and, as a result, we do not include such amounts in the Summary Compensation Table in this proxy statement.

Severance Arrangements

Our compensation study reviewed the employment, severance and change in control agreements among our peer group, including severance pay and triggers. After taking into account views of some of our shareholders received during our substantial ongoing shareholder outreach efforts, evolving market practices and our compensation study findings, our compensation committee determined that it was in the best interests of our company and shareholders to eliminate the use of employment agreements for our named executive officers. In order to attract and retain highly-qualified executive officers, severance agreements with our executive officers contain specified severance benefits under certain conditions and upon a double trigger termination following a change in control of the company. Our compensation committee has eliminated single trigger acceleration upon a change in control for awards that are assumed by the acquiring company. Our compensation committee believes that our severance arrangements, including the conditions under which such benefits are triggered and the amount of such benefits, are comparable to those provided by similarly-situated companies and are designed to be competitive with market practices. Our severance agreements do not provide for a contractual right to base salary, bonus opportunities or perquisites and did not increase the severance amounts for any of our executive officers. We have not increased the severance amounts for Mr. Jones since 2005, for Mr. Schrafft since 2008 and for each of Messrs. Trine and Guthrie since 2009. Termination, severance payments and benefits and change in control provisions for our executive officers are described under “— Potential Payments upon Termination or Change in Control.”

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Other Compensation Considerations

Stock Ownership Guidelines

Our board implemented stock ownership guidelines that require our named executive officers and directors to hold a meaningful level of stock ownership in our company. Our stock ownership guidelines are based on a multiple of base salary or base cash retainer as set forth in the table below, which also illustrates compliance with these requirements by each of our executive officers and by our directors:

	Target Multiple	Actual Multiple *
CEO	6x base salary	29.9
Other Named Executive Officers (average)	3x base salary	3.9
Non-Employee Directors (average)	5x base cash retainer	8.0

__________

*	Calculated as of our record date of April 9, 2015 and in accordance with our stock ownership guidelines, which differ from the calculation of beneficial ownership reported in “Security Ownership of Certain Beneficial Owners and Management – Officers and Directors.”

Our named executive officers and directors have five years from adoption of the policy in April 2012 to comply with the guidelines. In addition, executive officers and directors must hold 50% of net after-tax shares issued upon vesting of restricted stock until the respective ownership levels are achieved. Once the ownership requirements are achieved, the holding period no longer applies.

Each of our named executive officers and our directors either exceeds or is on track to achieve the ownership requirements within the time frame established.

Compensation Clawback Policy

Our board adopted an incentive compensation clawback policy. In the event that we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, we will require reimbursement of compensation from each executive officer who received incentive bonus awards or realized compensation from equity awards during the three-year period preceding the restatement, regardless of whether the officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. Our board will amend the clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Anti-Pledging and Hedging Policies

Our insider trading policy prohibits our directors, named executive officers and other designated personnel from engaging in short sales or transactions in puts, calls or other derivative securities involving our common stock, holding our stock in a margin account or pledging our stock as collateral for a loan. In addition, our insider trading policy requires that our directors, executive officers and other designated personnel obtain pre-clearance from our audit committee for any transaction that allows the person to continue to own our stock without the full risks and rewards of ownership, including certain forms of hedging or monetizing transactions such as zero-cost collars and forward sale contracts. No such pre-clearance has ever been requested or granted.

Tax Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, or tax code, places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers (with the exception of our chief financial officer). However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. A number of requirements must be met for particular compensation to so qualify, however, so there can be no assurance that any compensation awarded will be fully deductible under all circumstances. In addition, while our compensation committee generally seeks to maximize the deductibility of compensation to our executive

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officers, to maintain flexibility in compensating our executive officers, our compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when it believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be eligible to qualify for the performance-based compensation under Section 162(m), while others may not be.

Equity Grant Practices

We do not seek to time the grant of stock awards to take advantage of the release of material non-public information. Under our general practices, all equity awards are approved before or on the date of grant, generally on the last day of a fiscal quarter or year. We may make grants on other dates, but strive to avoid “off cycle” grants to the extent possible. Stock awards for our named executive officers are approved by our compensation committee. Stock awards for our other employees are approved pursuant to delegated authority to our CEO, subject to specified parameters, and are reviewed at least quarterly by our compensation committee. Compensation committee meetings to approve stock awards are generally scheduled a year in advance. Beginning in 2013, we use our common stock’s trailing 20-day average closing price on grant date in order to determine the number of shares under our LTI program for our executive officers and for the equity component of our non-employee director compensation. Our compensation committee believes that this approach mitigates any potential extremes in a single day’s stock price movement.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Boland T. Jones Chairman of the Board and Chief Executive Officer	2014 2013 2012	900,000 900,000 900,000	— — —	3,054,147 2,767,282 1,000,092	858,831 816,284 1,000,092	98,577 94,091 100,256	4,911,555 4,577,657 3,000,440
David E. Trine Executive Vice President, Finance and Chief Financial Officer	2014 2013 2012	375,000 375,000 375,000	— — —	662,745 600,054 209,750	219,529 207,693 245,695	— — —	1,257,274 1,182,747 830,445
Theodore P. Schrafft President	2014 2013 2012	500,000 500,000 500,000	— — —	1,049,341 768,201 —	715,693 680,236 833,410	26,849 30,073 27,128	2,291,883 1,978,510 1,360,538
David M. Guthrie Chief Technology Officer	2014 2013 2012	400,000 400,000 400,000	— — —	278,477 376,957 —	225,258 221,399 256,222	— — —	903,735 998,356 656,222

__________

(1)	Amounts shown reflect the aggregate fair value of the awards on the date they were granted, computed in accordance with ASC 718. The grant date fair value of the time-based restricted stock awards granted in 2014, 2013, and 2012 was computed by multiplying (a) the number of restricted shares or units awarded to each named executive officer by (b) the fair market value per share of our common stock on the date of grant. The grant date fair value of the performance-based RSAs and RSUs under our LTI program granted in 2014 was computed by multiplying (a) the target number of restricted shares awarded to each named executive officer, which was the assumed probable outcome as of the grant date, by (b) the fair market value per share of our common stock on the date of grant. Target payout for such awards is equal to the maximum payout. For Mr. Jones, amounts reported also include certain de minimis amounts (less than $20) for each award that were paid in cash in lieu of fractional shares
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from his restricted stock bonus awards earned in 2012. Our compensation committee eliminated our CEO’s stock bonus opportunity beginning in 2013.

(2)	Amounts include LTI RSAs and RSUs for named executive officers granted in 2014, 2013 and 2012. For Mr. Jones, amounts also include quarterly and annual incentive stock bonus awards earned during 2012, with the fourth quarter and annual incentive stock bonus awards issued in the first quarter of the following year on the date of the first payroll following our fourth quarter and year-end earnings release (which is the same date that cash bonuses were paid by us to all of our eligible employees, as practical). The incentive bonus criteria under which these restricted stock awards were made are described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Equity Incentive Awards.”

(3)	Amounts include quarterly and annual incentive cash bonus awards earned in 2014, 2013, and 2012, including fourth quarter and annual incentive cash bonus awards that are paid in the first quarter of the following year. The 2014 incentive cash bonus criteria under which the incentive cash bonuses were made are described under “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program — Incentive Cash Bonuses.”

(4)	“All Other Compensation” for 2014 for the named executive officers includes the following:

•	For Mr. Jones, various perquisites and benefits, including $30,000 in life insurance premiums, $25,172 in professional fees associated with tax and estate planning and tax preparation, club membership dues, supplemental disability premiums, auto allowance, work place secured parking and spousal travel for our annual sales incentive trip.

•	For Mr. Schrafft, various perquisites and benefits, including life insurance and supplemental disability premiums, auto allowance, work place secured parking and spousal travel for our annual sales incentive trip.

•	For Mr. Guthrie, the aggregate incremental cost of his perquisites was less than $10,000.

•	For Mr. Trine, the aggregate incremental cost of his perquisites was less than $10,000.

Supplemental Realized Compensation Table

The calculation of total compensation as reported in the Summary Compensation Table is based upon SEC rules and may include compensation that is not received or “realized” by our named executive officers for the applicable year. For example, reported total compensation on the Summary Compensation Table includes the full grant date fair value of performance-based and time-based RSAs and RSUs. Therefore, it does not necessarily reflect our executive officers’ actual pay, which for any given year could be greater or less than total compensation reported on the Summary Compensation Table depending on our executive officers’ performance, our company’s financial results and fluctuations in our stock price on the grant and vesting dates of stock awards.

Our compensation committee believes that analyzing realized pay is an important consideration in understanding the relationship of targeted compensation that was approved for our named executive officers and the compensation that was actually earned. In addition, our compensation committee believes that presenting the realized value for LTI awards more closely reflected and approximated our compensation study’s methodology, which utilized a straight-line amortization method of valuing LTI awards over their vesting periods. We believe that the implementation of our annual LTI program has assisted in alleviating any potential concerns resulting from changes in total reported pay in the Summary Compensation Table depending on the year of grant for LTI awards and our stock price upon grant.

To supplement the disclosure in the Summary Compensation Table set forth above required under applicable SEC rules, we have included the additional table below to assist our shareholders’ understanding of our compensation actions by providing year-over-year comparisons of the total compensation for each of our named executive officers reporting stock awards based upon their realized value rather than the full grant date fair value in the year of grant. This difference causes the stock awards and total amounts reported on the Supplemental Realized Compensation Table below to differ substantially from the amounts determined under SEC rules as reported in the Summary Compensation Table. This information is for illustrative purposes only and is not intended to replace or be a substitute for the Summary Compensation Table. We believe this presentation more closely aligns with actual pay received by our executive officers. There is no assurance that our executive officers will actually receive the value attributed to these awards even in this supplemental table, since the ultimate value of the restricted stock will depend on when the

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executive officer sells the shares. Our executive officers are also subject to trading restrictions and our stock ownership guidelines, which limit their ability to sell our stock received as compensation.

Name and Principal Position	Year	Realized Value of Stock Awards ($) (1)	Total Realized Compensation ($) (2)
Boland T. Jones Chairman of the Board and Chief Executive Officer	2014 2013 2012	1,512,949 352,707 3,141,804	3,370,357 2,163,082 5,142,152
David E. Trine Executive Vice President, Finance and Chief Financial Officer	2014 2013 2012	226,442 244,500 452,000	820,971 827,193 1,072,695
Theodore P. Schrafft President	2014 2013 2012	450,107 290,083 474,949	1,692,649 1,500,392 1,835,487
David M. Guthrie CTO	2014 2013 2012	551,664 295,647 264,171	1,176,922 917,046 920,393

__________

(1)	Represents the value of performance-based RSAs and RSUs that were earned based on 2014 performance and vested in the first quarter of 2015 on the date of our first payroll following our fourth quarter and year-end earnings release for 2014 and time-based awards for which the service condition was satisfied in 2014, determined by multiplying the number of shares or units vesting by the closing price of our common stock on the vesting date.

(2)	Represents the sum of salary, bonus, non-equity incentive plan compensation and all other compensation computed in accordance with the Summary Compensation Table plus the realized value of stock awards.

We have included realized compensation in our proxy statements since 2011, including in years in which realized compensation was significantly higher than reported compensation, such as in 2012. The table below illustrates that the transition from our historical triennial LTI awards to our annual LTI program implemented in 2013 resulted in an increase in reported compensation and a significant decrease in realized pay for our CEO since the vast majority of CEO reported pay represents potential pay under performance-based programs. The majority of the increase in realized compensation from 2013 to 2014 represents the overlapping of performance periods from the implementation of our annual LTI program.

Year	Reported Pay* ($)	Realized Pay* ($)	Realized Pay as % of Reported Pay
2012	3,000,440	5,142,152	171
2013	4,577,657	2,163,082	47
2014	4,911,555	3,370,358	69

__________

*	Amounts computed in accordance with our Summary Compensation Table and Supplemental Realized Compensation Table, respectively.

In addition, the graph below illustrates that the implementation of our annual LTI program brings reported compensation in line with historical realized pay.

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CEO Reported vs. Realized Pay
Total Compensation**
(in millions)
$6
$5
$4
$3
$2
$1
$0
171% of
Reported Pay
47% of
Reported Pay
69% of
Reported Pay
85% of
Reported Pay
2012
2013
2014
3-Year Average
Reported Pay
Realized Pay

Although our shareholders can begin to see the impact of the change to annual LTI awards in our Summary Compensation Table, it will take several years to see the full effect as prior LTI awards to certain of our executive officers continue to vest and the vesting periods of our annual awards begin to overlap over several performance periods.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2014

	Grant Date (1)	Compensation Committee Approval Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Boland T. Jones	3/31/14 3/31/14 3/31/14	1/22/14 1/22/14 1/22/14 1/22/14 3/31/14 3/31/14 3/31/14	— — — — — — —	180,000 180,000 180,000 360,000 — — —	270,000 270,000 270,000 540,000 — — —	— — — — — — —	— — — — 115,112 — 23,022	— — — — 115,112 — 23,022	— — — — — 115,112 —	— — — — 1,388,251 1,388,251 277,645
David E. Trine	3/31/14 3/31/14 3/31/14	1/22/14 1/22/14 1/22/14 1/22/14 3/31/14 3/31/14 3/31/14	— — — — — — —	45,000 45,000 45,000 90,000 — — —	67,500 67,500 67,500 135,000 — — —	— — — — — — —	— — — — 24,979 — 4,996	— — — — 24,979 — 4,996	— — — — — 24,979 —	— — — — 301,247 301,247 60,251
Theodore P. Schrafft	3/31/14 3/31/14 3/31/14	1/22/14 1/22/14 1/22/14 1/22/14 3/31/14 3/31/14 3/31/14	— — — — — — —	150,000 150,000 150,000 300,000 — — —	225,000 225,000 225,000 450,000 — — —	— — — — — — —	— — — — 39,550 — 7,910	— — — — 39,550 — 7,910	— — — — — 39,550 —	— — — — 476,973 476,973 95,395
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	Grant Date (1)	Compensation Committee Approval Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David M. Guthrie	3/31/14 3/31/14 3/31/14	1/22/14 1/22/14 1/22/14 1/22/14 3/31/14 3/31/14 3/31/14	— — — — — — —	48,000 48,000 48,000 96,000 — — —	60,000 60,000 60,000 120,000 — — —	— — — — — — —	— — — — 9,214 — 4,663	— — — — 9,214 — 4,663	— — — — — 9,214 —	— — — — 111,121 111,121 56,236

__________

(1)	Our compensation committee approved the 2014 cash incentive bonus criteria subject to achievement of performance targets as described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Cash Bonuses” on January 22, 2014 for all of our named executive officers. Our compensation committee approved the LTI awards under our annual LTI plan, as described under “Compensation Discussion and Analysis — Elements of our Executive Compensation Program — Long-Term Equity Incentive Awards” on March 31, 2014.

(2)	Amounts shown reflect our named executive officers’ opportunities to earn incentive cash bonus awards. 2014 incentive cash bonus criteria were set and incentive cash bonuses were earned during 2014, even though the fourth quarter and annual incentive cash bonuses were paid in the first quarter of 2015. If earned, the bonus amounts were paid on the date of the first payroll following our earnings release to which the bonus relates (which are the same dates that cash bonuses were paid by us to all eligible employees, as practical). Because these awards are quarterly or annual and are all earned in 2014, the actual incentive cash bonus amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. None of our executive officers were guaranteed any bonus, and each of our executive officers could have earned an amount less than or greater than his target bonus awards applicable to the shared financial metrics of revenue and adjusted EBITDA in differing percentages based on the sliding scale under “Compensation Discussion and Analysis — Elements of our Compensation Program — Incentive Cash Bonus.” For Mr. Trine and Guthrie, only 67% and 50%, respectively, of their bonuses are based on these shared financial targets. Mr. Trine’s network margin target is subject to the same sliding scale as applicable to our shared financial metrics. Mr. Guthrie’s technology development metrics are not subject to a sliding scale but are subject to pro rata achievement. For example, at least 90% of the performance target must be achieved to receive any payout for, and each of our executive officers may earn between 70% and 150% of his target bonus awards applicable to, financial metrics based on the sliding scale achievement of 90% to greater than or equal to 110% of these metrics. Upon achievement of 90% of any financial metrics subject to a sliding scale, our executive officers would receive the following 70% bonus payouts: (i) for Mr. Jones, $126,000, $126,000, $126,000 and $252,000; (ii) for Mr. Trine, $31,500, $31,500, $31,500 and $63,000; (iii) for Mr. Schrafft, $105,000, $105,000, $105,000 and $210,000; and (iv) for Mr. Guthrie, $16,800, $16,800, $16,800 and $33,600. Information regarding the incentive cash bonus criteria and a general description of the formula used to calculate these incentive cash bonuses is described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Cash Bonuses.”

(3)	Amounts represent performance-based RSAs granted to the executives during 2014 pursuant to our annual LTI program and SaaS overachievement performance awards in the form of RSUs, all of which were granted pursuant to our 2014 incentive plan. The first tranche of such awards did not vest until the first quarter of 2015 on the first payroll following our earnings release for 2014. The performance-based RSAs granted pursuant to our annual LTI program have a two-year performance period and may be earned based on our company’s achievement of a specified target of non-GAAP EPS for 2015. Each of our executive officers may earn a number of shares less than his target award for the performance in differing percentages based on the same sliding scale set forth above for our incentive bonus awards, capped at 100% payout. As a result, our target payout for such awards is equal to our maximum payout. For example, at least 90% of the performance target must be achieved to earn any shares, and each of our named executive officers may earn between 70% and 100% of target LTI RSA award based on the sliding scale achievement of 90% to 100% of the performance target. Upon achievement of 90% of the performance target, our executive officers would earn the following number of shares: 80,578 for Mr. Jones; 17,485 for Mr. Trine; 27,685 for Mr. Schrafft; and 6,449 for Mr. Guthrie. Up to 50% of the performance-based shares will vest on the date of the first payroll following our fourth quarter and year-end earnings release for 2015, and an equal number of shares will vest on March 31, 2017, provided the executive officer is still employed by us. The SaaS overachievement performance awards had a one-year performance period and were earned based upon our company’s achievement of a specified target of SaaS revenue for 2014. Each of our executive officers could have earned a number of shares less than his target LTI RSU award for the performance in differing percentages based upon a sliding scale, which provides for no payout below a specified threshold target of SaaS revenue and 50% payout upon threshold achievement up to a maximum payout capped at
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100%. As a result, our target payout for such awards is equal to our maximum payout. Upon satisfaction of the threshold achievement, our executive officers would have earned the following number of RSUs: 11,511 for Mr. Jones; 2,498 for Mr. Trine; 3,955 for Mr. Schrafft; and 2,331 for Mr. Guthrie. Information regarding the LTI performance criteria and SaaS overachievement performance awards, and a general description of the formulas used to calculate these awards is described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Equity Incentive Awards.”

(4)	Amounts shown represent time-based restricted stock granted to the executives during 2014 pursuant to our annual LTI plan as described under “Compensation Discussion and Analysis – Elements of our Executive Compensation Program — Long-Term Incentive Awards.” For Messrs. Jones and Schrafft, shares will vest in 12 approximately equal quarterly installments (as set forth in “Outstanding Equity Awards at Fiscal Year-End 2014” below) beginning on June 30, 2015. For Messrs. Trine and Guthrie, shares will vest in three annual installments equal to 25%, 25% and 50% on each of the first three anniversaries of the grant date.

(5)	Grant date fair values of stock awards are calculated according to ASC 718. Amounts may not sum to “Stock Awards” on our Summary Compensation Table due to rounding.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (13)
Boland T. Jones	138,796 (1)	1,474,014	136,470 (2) 115,112 (3)	1,449,311 1,222,489
David E. Trine	45,454 (4)	482,721	29,596 (5) 24,979 (6)	314,310 265,277
Theodore P. Schrafft	44,229 (7)	469,712	39,402 (8) 39,550 (9)	418,449 420,021
David M. Guthrie	22,077 (10)	234,458	20,115 (11) 17,150 (12)	213,621 182,133

__________

(1)	20,084 shares vested on March 31, 2015, 10,492 shares vest in four quarterly installments and 9,593 shares vest in eight quarterly installments related to the time-based portions of Mr. Jones’ 2013 and 2014 annual LTI awards, respectively, each beginning June 30, 2015.

(2)	56,724 shares related to the performance-based portion of Mr. Jones’ 2013 annual LTI award were earned and vested in the first quarter of 2015, with an equal number of shares earned that will vest on March 31, 2016. 12,452 shares were forfeited. 11,511 RSUs related to Mr. Jones’ SaaS overachievement award were earned and converted to restricted stock on a one-for-one basis for fiscal year 2014 in the first quarter of 2015, with an equal number of RSUs earned in fiscal 2014 that will vest on March 31, 2016.

(3)	Up to 50% of 115,112 shares related to the performance-based portion of Mr. Jones’ 2014 annual LTI award will vest on the date of the first payroll following our fourth quarter earnings release for fiscal year 2015, and an equal number of such shares earned will vest on March 31, 2017.

(4)	13,069 shares vested on March 31, 2015, 19,895 shares vest on March 31, 2016 and 12,490 shares vest on March 31, 2017 related to the time-based portions of Mr. Trine’s 2013 and 2014 annual LTI awards, respectively.

(5)	12,300 shares related to the performance-based portion of Mr. Trine’s 2013 annual LTI award were earned and vested in the first quarter of 2015, with an equal number of shares earned that will vest on March 31, 2016. 2,700 shares were forfeited. 2,498 RSUs related to Mr. Trine’s SaaS overachievement award were earned and converted to restricted stock on a one-for-one basis for fiscal year 2014 in the first quarter of 2015, with an equal number of RSUs earned in fiscal 2014 that will vest on March 31, 2016.

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(6)	Up to 50% of 24,979 shares related to the performance-based portion of Mr. Trine’s 2014 annual LTI award will vest on the date of the first payroll following our fourth quarter earnings release for fiscal year 2015, and an equal number of such shares earned will vest on March 31, 2017.

(7)	6,209 shares vested on March 31, 2015, 2,913 shares vest in four quarterly installments and 3,296 shares vest in eight quarterly installments related to the time-based portions of Mr. Schrafft’s 2013 and 2014 annual LTI awards, respectively, each beginning June 30, 2015.

(8)	15,746 shares related to the performance-based portion of Mr. Schrafft’s 2013 annual LTI award were earned and vested in the first quarter of 2015, with an equal number of shares earned that will vest on March 31, 2016. 3,458 shares were forfeited. 3,955 RSUs related to Mr. Schrafft’s SaaS overachievement award were earned and converted to restricted stock on a one-for-one basis for fiscal year 2014 in the first quarter of 2015, with an equal number of RSUs earned in fiscal 2014 that will vest on March 31, 2016.

(9)	Up to 50% of 39,550 shares related to the performance-based portion of Mr. Schrafft’s 2014 annual LTI award will vest on the date of the first payroll following our fourth quarter earnings release for fiscal year 2015, and an equal number of such shares earned will vest on March 31, 2017.

(10)	6,591 shares vested on March 31, 2015, 10,879 shares vest on March 31, 2016 and 4,607 shares vest on March 31, 2017 related to the time-based portions of Mr. Guthrie’s 2013 and 2014 annual LTI awards, respectively.

(11)	7,726 shares related to the performance-based portion of Mr. Guthrie’s 2013 annual LTI award were earned and vested in the first quarter of 2015, with an equal number of shares earned that will vest on March 31, 2016. 1,698 shares were forfeited. 2,331 RSUs related to Mr. Guthrie’s SaaS overachievement award were earned and converted to restricted stock on a one-for-one basis for fiscal year 2014 in the first quarter of 2015, with 2,332 RSUs earned in fiscal 2014 that will vest on March 31, 2016.

(12)	Up to 50% of 17,150 shares related to the performance-based portion of Mr. Guthrie’s 2014 annual LTI award will vest on the date of the first payroll following our fourth quarter earnings release for fiscal year 2015, and an equal number of such shares earned will vest on March 31, 2017.

(13)	Calculated using the closing price of our common stock on December 31, 2014 of $10.62.

STOCK VESTED IN FISCAL YEAR 2014

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (5)
Boland T. Jones	70,743 (1)	848,339
David E. Trine	6,825 (2)	82,310
Theodore P. Schrafft	21,535 (3)	258,219
David M. Guthrie	47,334 (4)	566,186

__________

(1)	Includes an aggregate of 41,967 shares for the time-based portion of Mr. Jones’ 2013 LTI award, which vested on the last day of each quarter in 2014. An aggregate of 17,057 shares were withheld to pay the tax liability upon vesting and an aggregate of 24,910 net shares were issued, which had a net realized value of $301,079. Includes an aggregate of 28,776 shares for the time-vested portion of Mr. Jones’ 2014 LTI award, which vested on June 30, September 30 and December 31, 2014. An aggregate of 12,396 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 16,380 net shares were issued, which had a net realized value of $198,152.

(2)	Represents the time-based portion of Mr. Trine’s 2013 LTI award, which vested on March 31, 2014. 2,258 shares were withheld to pay the tax liability upon vesting and 4,567 net shares were issued, which had a net realized value of $55,078.

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(3)	Includes an aggregate of 11,649 shares for the time-based portion of Mr. Schrafft’s 2013 LTI award, which vested on the last day of each quarter in 2014. An aggregate of 3,884 of these shares were withheld to pay the tax liability upon vesting and an aggregate of 7,765 net shares were issued, which had a net realized value of $93,178. Includes an aggregate of 9,886 shares for the time-vested portion of Mr. Schrafft’s 2014 LTI award, which vested on June 30, September 30 and December 31, 2014. An aggregate of 3,295 of these shares were withheld to pay the tax liability upon vesting and an aggregate of 6,591 net shares were issued, which had a net realized value of $78,960.

(4)	Includes 9,713 shares for the performance-based portion achieved of Mr. Guthrie’s 2011 LTI award, which vested on March 3, 2014. 3,207 of these shares were withheld to pay the tax liability upon vesting and 6,506 net shares were issued, which had a net realized value of $75,339. 1,897 shares of this 2011 LTI performance-based award were forfeited. Includes 33,334 shares for the time-based portion of Mr. Guthrie’ 2011 LTI award, which vested on March 31, 2014. 11,116 of these shares were withheld to pay the tax liability upon vesting and 22,218 net shares were issued, which had a net realized value of $267,949. Includes 4,287 shares for the time-based portion of Mr. Guthrie’s 2013 LTI annual award, which vested on March 31, 2014. 1,421 of the shares were withheld to pay the tax liability upon vesting and 2,866 net shares were issued, which had a net realized value of $34,564.

(5)	Value realized on vesting represents the fair market value of the underlying shares on the vesting dates multiplied by the number of shares vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

After taking into account views of some of our shareholders received during our substantial ongoing shareholder outreach efforts, evolving market practices and our compensation study findings (including severance pay and triggers), our compensation committee determined that it was in the best interests of our company and our shareholders to eliminate the use of employment agreements for our named executive officers beginning in 2013.

Our severance agreements with each of our named executive officers do not provide for a contractual right to base salary, bonus opportunities or perquisites. The severance agreements do not increase the amount of severance our named executive officers could receive upon termination of employment as compared to each officer’s previous employment agreement. We have not increased the severance amounts for Mr. Jones since 2005, for Mr. Schrafft since 2008 and for each of Messrs. Trine and Guthrie since 2009. In addition, the severance agreements continue to require a double trigger termination following a change in control of our company for severance amounts to be paid.

For additional information regarding these severance agreements, see “— Individual Severance Agreements.”

Voluntary Termination

Our named executive officers are not entitled to receive any severance payment or benefits upon their voluntary decision to terminate employment with us. Our executive officers would be entitled to receive a pro rata portion of base salary through their termination date and any earned and accrued bonus compensation, as applicable.

Termination With or Without Cause

Our named executive officers are not entitled to receive any severance payment or benefits upon termination for cause. Our executive officers would be entitled to receive a pro rata portion of base salary through their termination date and any earned and accrued bonus compensation, as applicable. They are entitled to receive severance payments and certain benefits upon termination by us without cause, as provided in each executive officer’s severance agreement.

Termination for cause generally includes:

•	the willful and continued failure of an executive to perform substantially his duties;

•	the willful engaging by an executive in illegal conduct or gross misconduct, which has, or reasonably may be expected to have, a substantial, adverse effect upon us;

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•	the executive’s indictment, conviction or entry of a plea of guilty or nolo contendere for the commission or perpetration of any felony or any crime involving dishonesty, embezzlement, theft, moral turpitude or fraud; and

•	the executive’s breach of any material term or covenant of his severance agreement.

Termination for Good Reason

Our named executive officers are entitled to receive severance payments and certain benefits upon termination for good reason by the executive officer, as provided in each executive officer’s severance agreement. Only Mr. Jones is entitled to severance for termination for good reason before a change in control pursuant to his severance agreement. The severance agreements for our other executive officers provide for severance benefits upon termination for good reason following a change in control. Termination for good reason requires prior written notice by an executive officer.

Termination for good reason generally includes:

•	the assignment to the executive of any duties inconsistent with the executive’s position, authority, duties or responsibilities with us or any other action by us that results in a diminution in such position, authority, duties or responsibilities;

•	a material reduction in the executive’s base salary or, with respect to each of Messrs. Jones and Schrafft, his bonus opportunity;

•	a material breach by us of any of the provisions in an executive’s severance agreement; or

•	requiring the executive to be based at any office or location other than at specified company office locations.

Change in Control

When evaluating a potential change in control, our named executive officers face possible loss of employment and, in certain cases, previously granted unvested restricted stock awards. We believe that providing change in control benefits should eliminate, or at least reduce, the reluctance of these executive officers to pursue potential change in control transactions that may be in the best interests of our shareholders by providing our executive officers with a measure of financial protection. The severance agreements and restricted stock agreements with our executive officers do not provide for single trigger severance payments or single trigger vesting acceleration upon a change of control for awards assumed by the acquiring company. Instead, these agreements require a double trigger whereby certain severance payments and benefits would be paid or accelerated only if the executive officer is terminated without cause or terminates his employment for good reason following the occurrence of a change in control of our company. In addition, our severance agreements and stock plans do not contain liberal change in control definitions, and define a change in control of our company as the consummation of a transaction to ensure that our executive officers will not receive severance payments or acceleration of stock awards without an actual change in control occurring, which we believe is better aligned with corporate governance best practices.

A change in control of our company includes the occurrence of any of the following events:

•	the acquisition of 50% or more of our voting securities;

•	the members of our board ceasing to constitute at least 60% of our board;

•	Consummation of:

o	a merger, consolidation or reorganization involving our company if a majority of the voting power is held by different shareholders following the transaction;
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o    a complete liquidation or dissolution of our company; or

o	the sale or other disposition of all or substantially all of our assets.

The following table describes the potential payments and benefits to which each of our named executive officers would be entitled upon termination of employment either before or after a change in control or by reason of disability or death. Our named executive officers do not receive any benefits solely upon a change in control of our company, provided that, for awards granted under our 2014 incentive plan, such awards are assumed by the acquiring company. The values assume the termination of employment or change in control was effective as of December 31, 2014. The amounts in the table below exclude distributions under our 401(k) plan that are generally available to all participating salaried employees, as well as the value of equity awards that were vested by their terms on December 31, 2014.

Name	Benefit	Termination without Cause or for Good Reason before a Change in Control ($)	Termination without Cause or for Good Reason after a Change in Control ($)	Disability ($)	Death ($)
Boland T. Jones	Salary (1)	2,691,000	2,691,000	1,125,000 (5)	—
	Bonus (1)	5,332,579	5,332,579	333,860	333,860
	Acceleration of equity awards (2)	1,474,014	4,211,934	4,211,934	4,211,934
	Health and welfare benefits continuation (1) (3)	46,732	46,732	—	5,000 (5)
	Life insurance continuation (4)	45,000	45,000	—	—
	Total	9,589,325	12,327,245	5,670,794	4,550,794

Name	Benefit	Termination without Cause before a Change in Control ($)	Termination without Cause or for Good Reason after a Change in Control ($)	Disability or Death ($)

David E. Trine	Salary (1)	750,000	750,000	—
	Bonus (1)	86,660	86,660	86,660
	Acceleration of equity awards (2)	138,793	1,076,645	1,076,645
	Health and welfare benefits continuation (1) (3)	25,451	25,451	—
	Total	1,000,904	1,938,756	1,163,305

Theodore P. Schrafft	Salary(1)	1,000,000	1,000,000	—
	Bonus(1)	278,217	278,217	278,217
	Acceleration of equity awards (2)	65,940	1,326,544	1,326,544
	Health and welfare benefits continuation (1) (3)	25,451	25,451	—
	Total	1,369,608	2,630,212	1,604,761

David M. Guthrie	Salary (1)	800,000	800,000	—
	Bonus (1)	88,264	88,264	88,264
	Acceleration of equity awards (2)	69,996	554,948	554,948
	Health and welfare benefits continuation (1) (3)	29,298	29,298	—
	Total	987,558	1,472,510	643,212

(1)	See “— Individual Severance Agreements” for a description of these severance benefits.

(2)	All named executive officers’ equity awards fully vest upon a double trigger termination following a change in control of our company, provided that, for awards granted under our 2014 incentive plan, the awards are assumed by the acquiring company, and upon disability or death. Upon a termination without cause or for good reason prior to a change in control, all of Mr. Jones’ time-based equity awards fully vest and his performance-based awards would be forfeited. Upon a termination without
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cause prior to a change in control, the next tranche of Messrs. Trine’s, Schrafft’s; and Guthrie’s time-based equity awards fully vest and their performance-based awards would be forfeited. In 2013, our compensation committee eliminated single trigger vesting acceleration upon a change in control of all new equity awards, provided that, for awards granted under our 2014 incentive plan, such awards are assumed by the acquiring company. The dollar value is based on the $10.62 closing price of our common stock on December 31, 2014.

(3)	Health and welfare benefits continuation amounts are based upon the type of insurance we carried on each applicable named executive officer valued at the premium in effect on January 1, 2015.

(4)	Life insurance continuation amounts are based on the life insurance carried on Mr. Jones valued at the premium in effect on January 1, 2015, as disclosed in our Summary Compensation Table.

(5)	Mr. Jones’ maximum disability benefit equals 100% of his base salary payable for the first year, then 50% of his base salary for the next six months. Mr. Jones’ severance agreement also provides for a $5,000 death benefit.

Individual Severance Agreements

CEO

Mr. Jones’ severance agreement provides that if we terminate his employment without cause, or if he resigns for good reason, either before or after a change in control, Mr. Jones will be entitled to severance compensation equal to 2.99 times the greater of (1) the sum of his annual base salary in effect at the date of his termination plus 200% of his target cash bonus for the year in which his termination occurs or (2) the sum of the average annual base salary paid to him for any of the three calendar years prior to the date of termination plus 200% of the average cash bonus paid to him for any of the three calendar years prior to the date of termination. These amounts will be payable in a lump sum within 75 days following the date of termination. In addition, upon termination of Mr. Jones’ employment without cause or for good reason, he will continue to participate in any of our disability, life or similar programs in which he participated immediately prior to termination for 18 months following the date of termination and in any of our medical, dental or health plans and programs in which he participated immediately prior to such termination for a period of 24 months following the date of termination.

Other Named Executive Officers

The severance agreements for our other named executive officers provide that if we terminate the executive officer’s employment without cause either before or after a change in control or, if the executive terminates his employment for good reason following a change in control, the executive will be entitled to severance compensation equal to 200% of his base annual salary in effect on the date of termination and a pro rata portion of any bonus earned with respect to the performance period in which the date of termination occurs. In addition to this severance amount, the executive will receive an amount equal to the cost of COBRA coverage for 18 months following the date of termination. These amounts will be payable in a lump sum within 75 days following the date of termination.

Restrictive Covenants

For all of our named executive officers, the severance agreements revised the restrictive covenants the executive must adhere to in order to comply with the state of Georgia’s Restrictive Covenants Act. In accordance with this Georgia law, the severance agreements provide that each of our executive officers will not compete with our company during his employment and for one year thereafter, increased the restricted period during which our executives may not solicit any of our employees or customers to two years after the executive’s termination of employment and increased the time period during which our executives cannot disclose confidential information to so long as such information is confidential.

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PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Consistent with the recommendation of our board of directors and the preference of our shareholders and pursuant to Section 14A of the Exchange Act, we are holding an annual advisory vote to approve the compensation of our named executive officers as described in this proxy statement. This say-on-pay proposal affords our shareholders the opportunity to express their views on our overall compensation philosophy, policies and program described in this proxy statement for our executive officers. This vote is not intended to address any specific compensation element or decision, but rather our overall executive compensation program and practices.

We believe that our substantial ongoing shareholder outreach efforts undertaken in response to our say-on-pay votes, together with specific changes we have made to address concerns expressed by some of our shareholders have resulted in an executive compensation program with a strong pay-for-performance approach that effectively aligns the interests of our executives with those of our shareholders. We encourage you to carefully review the disclosure in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement for additional details about our executive compensation program.

Our board endorses our company’s executive compensation program as disclosed in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation” and the accompanying compensation tables and related narrative disclosure and recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis section, compensation tables and narrative disclosure is hereby APPROVED.”

Because the vote is advisory, it will not be binding upon our board or our compensation committee, and neither our board nor our compensation committee will be required to take any action as a result of the outcome of the vote on this proposal. In addition, your vote does not affect or otherwise limit any existing compensation or award to any of our named executive officers. Although the resolution is non-binding, our board and our compensation committee value the opinions of our shareholders and will continue to consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions. Following this vote, the next non-binding shareholder vote on executive compensation will occur at our 2016 annual meeting of shareholders.

Our board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

AUDIT COMMITTEE REPORT

Our board has determined that each of our audit committee members qualifies as an audit committee financial expert under SEC rules and NYSE listing standards, and each is financially literate and “independent” as independence for audit committee members is defined in our independence guidelines, SEC rules and NYSE listing standards. Our amended and restated audit committee charter specifies the scope of our audit committee’s oversight role and how it carries out its activities. See “Corporate Governance Matters — Committees of the Board — Audit Committee.” Our management has primary responsibility for our consolidated financial statements and reporting process, including our internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and issuing reports thereon. Our audit committee oversees these processes and annually appoints our independent registered public accounting firm for the upcoming year.

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Our audit committee has:

•	reviewed and discussed our December 31, 2014 audited consolidated financial statements with management and with KPMG, our independent registered public accounting firm for 2014, the matters required to be discussed by Auditing Standard No. 16 “Communications with Audit Committees,” as adopted by the PCAOB, and those matters required to be discussed by the auditors with the audit committee under the rules adopted by the PCAOB;

•	received and discussed with KPMG their annual written report on their independence from our company and management, as required by the PCAOB rules and considered with KPMG whether the provision of non-audit services provided by them to our company during 2014 was compatible with their independence; and

•	based on the review and discussions referred to above, recommended to the board, and our board approved, the inclusion of the 2014 audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2014 that was filed with the SEC on March 16, 2015.

The foregoing report has been submitted by the current members of our audit committee.

K. Robert Draughon, Chairman
W. Steven Jones
Raymond H. Pirtle, Jr.

The foregoing Report of the Audit Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the SEC or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference in any of those filings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On April 21, 2015, our audit committee engaged KPMG as our independent registered public accounting firm for the year ended December 31, 2015. KPMG also served as our independent registered public accounting firm for the years ended December 31, 2014 and 2013.

AUDIT MATTERS AND FEES

Our audit committee appointed KPMG to serve as our independent registered public accounting firm for the year ended December 31, 2014, which decision was ratified by our shareholders at our 2014 annual meeting, and KPMG also previously served as our independent registered public accountant for the year ended December 31, 2013. The following table shows the aggregate fees billed to us for audit and permitted non-audit services in the years ended December 31, 2014 and 2013.

	2014 ($)	2013($)
Audit fees	1,904,100	1,751,474
Audit-related fees	126,300	87,796
Tax fees	33,784	-
All other fees	-	-
Total fees	2,064,184	1,839,270

“Audit fees” include fees for professional services rendered by KPMG in the years ended December 31, 2014 and 2013, respectively, for the audits of our annual consolidated financial statements included in our annual reports on Form 10-K and for the reviews of our condensed consolidated quarterly financial statements included in our

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quarterly reports on Form 10-Q. The audit fees also included fees associated with the audit of the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the audit fees include statutory audits of certain of our foreign subsidiaries’ financial statements. We have converted amounts relating to international statutory audits to U.S. dollars.

“Audit-related fees” consist of fees for due diligence related to our recent acquisitions for 2014 and of fees for service organizational control (SOC) 2 audit for 2013.

“Tax fees” include fees for domestic and international tax compliance, planning and advice.

Our amended and restated audit committee charter requires our audit committee to pre-approve all audit and permitted non-audit services provided to us by our independent registered public accounting firm and permits our audit committee to delegate pre-approval authority to a member or members of the audit committee provided that any pre-approvals made pursuant to such delegated authority are presented to the full audit committee at its next meeting. Our audit committee has delegated such authority to our audit committee chairman.

Our audit committee pre-approved all audit and permitted non-audit services provided by KPMG in the years ended 2014 and 2013, respectively, and has considered whether the provision of such permitted non-audit services was compatible with maintaining KPMG’s independence.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed KPMG to serve as our independent registered public accounting firm for the year ending December 31, 2015. KPMG also served in this capacity for fiscal years 2014 and 2013, with our shareholders ratifying the appointment for 2014 at last year’s annual meeting. As part of the selection process, our management and our audit committee reviewed KPMG’s performance for 2014 and considered the following matters:

•	the firm’s independence and any relationships between us (including our officers and directors) and the firm that may bear on the independence of the accounting firm;

•	the quality of the audit engagement team;

•	the firm’s experience, client service, responsiveness and technical experience;

•	the firm’s leadership, management structure and compliance programs;

•	the firm’s role and performance of permitted non-audit services for us; and

•	the appropriateness of fees proposed.

Representatives of KPMG are expected to be present at our annual meeting via conference through our iMeet solution, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board, however, is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate governance. If our shareholders fail to ratify the selection, our audit committee will reconsider whether to retain KPMG. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our shareholders.

Our board unanimously recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2015.

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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 31, 2014 about our common stock that may be issued under all of our existing equity compensation plans.

	As of December 31, 2014
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders (1)	22,334 (2)	11.30	4,224,835 (3)
Equity compensation plans not approved by security holders (4)	-	-	-
Total	22,334	11.30	4,224,835

(1)	Includes our 2004 plan, 2014 incentive plan and directors stock plan. We froze our 2004 plan and will not issue additional awards under this plan.

(2)	Includes shares issuable pursuant to the exercise of stock options outstanding under our 2004 plan. These stock options have a weighted-average remaining term of 0.37 years.

(3)	As of December 31, 2014, we had 3,824,590 and 400,245 remaining shares available for issuance under our 2014 plan and directors stock plan, respectively, and an aggregate of 2,297,652 shares of restricted stock or other full value awards outstanding.

(4)	We do not have any awards outstanding under any equity compensation plans not approved by our shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership of such securities with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

We are required to describe in this proxy statement whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. In this regard, all of our directors, all named executive officers subject to the reporting requirements and each beneficial owner of more than ten percent of any class of our common stock satisfied all applicable filing requirements, except that Mr. Steve Jones inadvertently failed to report an additional 20 shares gifted to charity due to a clerical error in the initial reporting of the number of shares on a Form 4 filed July 1, 2014 and, although Mr. Boland Jones correctly reported the number of shares acquired pursuant to a grant of restricted stock, his total direct share holdings was incorrectly understated by 8,000 shares due to a clerical mathematical error on a Form 4 filed on April 2, 2015. Form 4 amendments have now been filed. The foregoing is based upon reports furnished to us and questionnaires from our directors and executive officers.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy intend to vote the shares they represent in accordance with their judgment.

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A copy of our annual report on Form 10-K for the year ended December 31, 2014, including financial statements, exhibits and any amendments thereto, our 2015 proxy statement and proxy card as filed with the SEC, may be obtained without charge upon written request to Premiere Global Services, Inc., c/o Investor Relations, 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305, by emailing investors@pgi.com or by calling 1-800-749-9111, extension 8462. Our 2014 Form 10-K and our 2015 proxy statement are also available on our website at ar2014.pgi.com.

By Order of the Board of Directors,
Atlanta, Georgia	Scott Askins Leonard
April 27, 2015	Secretary

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 APPENDIX A

PREMIERE GLOBAL SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

The following non-GAAP financial measures may differ materially from comparable or similarly titled measures provided by other companies and should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

	Years Ended
	December 31,
	2014	2013	2012
Non-GAAP Operating Income & Adjusted EBITDA (1)
Operating income, as reported	$ 29,790	$ 34,737	$ 41,426
Impact of purchase accounting adjustments related to deferred revenue (2)	435	-	-
Equity-based compensation	10,460	7,872	8,074
Amortization	11,235	3,496	3,981
Excise and sales tax expense	385	1,969	321
Restructuring costs	743	3,506	612
Asset impairments	4,978	1,196	879
Net legal settlements and related expenses	180	598	2,034
Acquisition-related costs	8,162	5,392	-
Non-GAAP operating income	$ 66,368	$ 58,766	$ 57,327
Depreciation	35,226	33,758	32,482
Adjusted EBITDA	$ 101,594	$ 92,524	$ 89,809

Non-GAAP Diluted EPS from Continuing Operations (1) (4)
Diluted net income (loss) per share from continuing operations, as reported	$ 0.38	$ 0.40	$ 0.58
Impact of purchase accounting adjustments related to deferred revenue (2)	0.01	—	-
Elimination of non-recurring tax adjustments and related interest	(0.04)	0.01	(0.09)
Equity-based compensation	0.16	0.12	0.12
Amortization	0.17	0.05	0.06
Excise and sales tax expense	0.01	0.03	-
Excise and sales tax interest	—	—	-
Restructuring costs	0.01	0.05	0.01
Asset impairments	0.08	0.02	0.01
Net legal settlements and related expenses	—	0.01	0.03
Acquisition-related costs	0.12	0.08	-
Foreign exchange transaction (gain)/loss (3)	(0.01)	(0.01)	-
Non-GAAP diluted EPS from continuing operations	$ 0.88	$ 0.78	$ 0.73

	Years Ended December 31,
	2014	2013	2012	2011	2010
Normalized Free Cash Flow (5)
Net cash provided by operating activities from continuing operations, as reported	$ 78,900	$ 75,676	$ 70,521	$ 58,729	$ 47,917
Plus: Payments for restructuring costs, as reported	1,916	2,469	3,213	6,779	9,537
Plus: Cash paid for acquisition-related costs, as reported	7,581	3,863	—	—	—
Less: Capital expenditures, as reported	(35,195)	(31,774)	(32,338)	(30,100)	(32,868)
Free cash flow	53,202	50,234	41,396	35,408	24,586
Free cash flow per share	$ 1.15	$ 1.08	$ 0.86	$ 0.71	$ 0.42

Year Ended
December 31, 2014
Revenue for Bonus Calculations (6)
Net revenue, as reported	$ 567,071
Impact of fluctuations in foreign currency exchange rates	777
Revenue for bonus calculation	$ 567,848

Adjusted EBITDA for Bonus Calculations (6)
Adjusted EBITDA	$ 101,594
Impact of fluctuations in foreign currency exchange rates	14
Impact of purchase accounting adjustments related to deferred revenue (2)	(435)
Adjusted EBITDA for bonus calculations	$ 101,173

(1)	Management believes that presenting non-GAAP operating income, adjusted EBITDA and non-GAAP diluted EPS from continuing operations provide useful information regarding underlying trends in the company's continuing operations. Management expects equity-based compensation and amortization expenses to be recurring costs and presents non-GAAP operating income, adjusted EBITDA and non-GAAP diluted EPS from continuing operations to exclude these non-cash items, as well as non-recurring items that are unrelated to the company's ongoing operations, including the impact of purchase accounting adjustments related to deferred revenue, non-recurring tax adjustments and related interest, excise and sales tax expense, excise and sales tax interest, restructuring costs, asset impairments, net legal settlements and related expenses, acquisition-related costs and foreign exchange transaction gains and losses. These non-cash and non-recurring items are presented net of taxes for non-GAAP diluted EPS from continuing operations.
A-1

(2)	Business combination accounting principles require us to write-down the deferred revenue associated with software licenses and related support contracts assumed in our acquisitions. The revenue for these support contracts is deferred and typically recognized over a one-year period, so our GAAP revenue for the one-year period after an acquisition does not reflect the full amount of revenue that would have been reported if the acquired deferred revenue was not written down to fair value. The non-GAAP adjustment eliminates the effect of the deferred revenue write-down. We believe this adjustment to the revenue from these contracts is useful to investors as an additional means to reflect revenue trends of our business.

(3)	Represents the impact of foreign exchange transaction gains and losses included in the Statements of Operations in "Other, net."

(4)	Column totals may not sum due to the effect of rounding on EPS.

(5)	Management defines "normalized free cash flow" as net cash provided by operating activities from continuing operations, before the impact of payments for restructuring costs and cash payments for acquisition-related costs, less capital expenditures. Management believes that this non-GAAP measure provides a relevant measure of the company's liquidity in evaluating its financial performance and ability to generate cash without additional external financing in order to repay debt obligations, fund acquisitions and repurchase shares. Management utilizes diluted weighted-average shares outstanding in calculating free cash flow per share.

(6)	Revenue and adjusted EBITDA performance targets for bonus calculations are based on constant foreign currency exchange rates, as set forth in our 2014 budget, and our 2014 actual results are calculated for bonus purposes using these foreign currency exchange rates. In addition, our 2014 budget did not assume additional acquisitions; therefore, our named executive officers did not benefit from the impact of purchase accounting adjustments related to deferred revenue from our 2014 acquisitions.

A-2

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on June 17, 2015.

PREMIERE GLOBAL SERVICES, INC. PREMIERE GLOBAL SERVICES, INC. 3280 PEACHTREE ROAD, NE, SUITE 1000 ATLANTA, GA 30305

Meeting Information

Meeting Type:           Annual Meeting

For holders as of:    April 19, 2015

Date:        June 17, 2015                            Time: 8:30 a.m. MDT

Location:   Antlers Hilton Hotel
   4 South Cascade Avenue
   Colorado Springs, CO 80903

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

——  Before You Vote  ——

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT	ANNUAL REPORT
How to View Online:
Have the information that is printed in the box marked by the arrow	XXXX XXXX XXXX	(located on the
following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked
by the arrow	XXXX XXXX XXXX	(located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before June 3, 2015 to facilitate timely delivery.

——  How To Vote  ——

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.
Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the
box marked by the arrow	XXXX XXXX XXXX	(located on the following page) available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote FOR all
director nominees and FOR Proposals 2 and 3.

1.	Election of Directors

Nominees:

01) Boland T. Jones	05) W. Steven Jones
02) John F. Cassidy	06) Raymond H. Pirtle, Jr.
03) K. Robert Draughon	07) J. Walker Smith, Jr.
04) John R. Harris

2.	Advisory vote to approve the compensation of our named executive officers.
3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015.

NOTE: Such other business as may properly come before the meeting or any adjournments thereof.

PREMIERE GLOBAL SERVICES, INC. 3280 PEACHTREE ROAD, NE, SUITE 1000 ATLANTA, GA 30305

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M92790-Z65657	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

PREMIERE GLOBAL SERVICES, INC.	For Withhold All For All			To withhold authority to vote for any individual nominee(s),
	All	All	Except	mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all DIRECTOR nominees and FOR Proposals 2, 3.
1. Election of Directors	☐	☐	☐

Nominees

01) Boland T. Jones	05) W. Steven Jones
02) John F. Cassidy	06) Raymond H. Pirtle, Jr.
03) K. Robert Draughon	07) J. Walker Smith, Jr.
04) John R. Harris

	For	Against	Abstain
2. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
3. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐
NOTE: Such other business as may properly come before the annual meeting or any adjournments thereof.

For address changes and/or comments, mark here. (see reverse for instructions)			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M92791-Z65657

PREMIERE GLOBAL SERVICES, INC.

Annual Meeting of Shareholders

June 17, 2015 8:30 a.m. MDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Boland T. Jones and Scott Askins Leonard, each with full power of substitution, acting jointly or by either of them if only one be present and acting, attorneys and proxies to vote in the manner specified on your proxy card (according to the number of shares which the undersigned would be entitled to cast if then personally present), all the shares of common stock, par value $.01 per share, of Premiere Global Services, Inc. held of record by the undersigned at the close of business on April 9, 2015, at the annual meeting of shareholders to be held at 8:30 a.m. MDT, on Wednesday, June 17, 2015, at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, including any adjournments or postponements thereof.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted "FOR" the election of all directors on Proposal 1, will be voted "FOR" the advisory vote to approve the compensation of our named executive officers on Proposal 2, will be voted "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015 on Proposal 3 and will be voted with discretionary authority as permitted by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, on all other matters as may properly come before the annual meeting or any adjournments thereof of which we did not have notice on or before December 29, 2014. If no direction is made, any shares held under Premiere Global Services, Inc.'s 401(k) Plan will be voted in accordance with the provision of the 401(k) Plan.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

 Continued and to be signed on reverse side